Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omission.	Exhibit 10.17

EXECUTION COPY

CONFIDENTIAL

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of February 26, 2013 (the “Effective Date”) by and between CONCERT PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 99 Hayden Avenue, Suite 500, Lexington, MA 02421, USA (“Concert”), and JAZZ PHARMACEUTICALS IRELAND LIMITED, an Irish company, with its principal place of business at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland (“Jazz”). Concert and Jazz are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Concert possesses certain intellectual property related to its proprietary deuterated sodium gamma-hydroxybutyrate drug candidates;

WHEREAS, Jazz is a specialty biopharmaceutical company with expertise in the development, marketing, and commercialization of pharmaceutical products; and

WHEREAS, Concert desires to grant Jazz an exclusive license, and Jazz desires to obtain a license, to develop and commercialize products containing deuterated sodium gamma-hydroxybutyrate or related compounds worldwide, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Acquiror” has the meaning set forth in Section 1.4.

1.2 “Affiliate” means, with respect to a particular Party or other entity, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party or other entity. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3 “Business Day” means a day other than Saturday, Sunday or any day that banks in Dublin, Ireland or Lexington, Massachusetts, U.S. are required or permitted to be closed.

1.4 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding

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securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets. The Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively as the “Acquiror”.

1.5 “Claims” has the meaning set forth in Section 9.1.

1.6 “Combination Product” means: (a) a pharmaceutical product that consists of a Licensed Product and at least one other clinically effective active ingredient that is not a Licensed Product; or (b) any combination of a Licensed Product and another pharmaceutical product that contains at least one other clinically effective active ingredient that is not a Licensed Product, where such products are not formulated together but are sold together as a single product and invoiced as one product. The other clinically effective active ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.7 “Commercialization” means the marketing, promotion, sale and/or distribution of Licensed Products in the Territory, and all related manufacturing activities not included in the definition of Development. Commercialization shall include commercial activities conducted in preparation for Licensed Product launch. “Commercialize” has a correlative meaning.

1.8 “Commercially Reasonable Efforts” means, [**].

1.9 “Concert Indemnitees” has the meaning set forth in Section 9.2.

1.10 “Confidential Information” of a Party means any and all Information of such Party or any of such Party’s Affiliates that is disclosed to the other Party or any of the other Party’s Affiliates under this Agreement, whether in oral, written, graphic, or electronic form and such other Information identified elsewhere in this Agreement as the Confidential Information of such Party. In addition, (a) all Information disclosed by Concert pursuant to the Bilateral Nondisclosure Agreement between Concert and Jazz Pharmaceuticals, Inc. (“JPI”), an Affiliate of Jazz, dated December 6, 2010 (the “Confidentiality Agreement”) shall be deemed to be Concert’s Confidential Information disclosed hereunder, and all Information disclosed by JPI pursuant to the Confidentiality Agreement shall be deemed to be Jazz’s Confidential Information disclosed hereunder, and (b) all Confidential Information (as defined in the Feasibility Agreement) of Concert under the Feasibility Study Agreement between Concert and JPI, dated June 2, 2011 (the “Feasibility Agreement”), shall be deemed to be Concert’s Confidential Information disclosed hereunder, and all Confidential Information (as defined in the Feasibility Agreement) of JPI under the Feasibility Study Agreement shall be deemed to be Jazz’s Confidential Information disclosed hereunder; provided that any use or disclosure of any Information under clause (a) or (b) that is authorized under Article 10 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement or the Feasibility Agreement.

1.11 “Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliate (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.

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1.12 “Cover” means, with respect to a claim of a Patent and a Licensed Product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such Licensed Product (considering claims of patent applications to be issued as then pending).

1.13 “Covering Claim” has the meaning set forth in Section 6.5(b).

1.14 “Derivative” means a compound that [**].

1.15 “Develop” or “Development” means all activities that relate to the development of Licensed Products or to (a) obtaining, maintaining or expanding Regulatory Approval of a Licensed Product, or (b) developing the ability to manufacture clinical and commercial quantities of a Licensed Product. This includes: (i) preclinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a Licensed Product; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of a Licensed Product for preclinical testing and clinical trials, and related quality assurance and technical support activities.

1.16 “Development Budget” has the meaning set forth in Section 4.2(a).

1.17 “Development Data” has the meaning set forth in Section 4.7.

1.18 “Development Invention” has the meaning set forth in Section 7.1.

1.19 “Development Patent” means any Patent claiming a Development Invention.

1.20 “Development Plan” has the meaning set forth in Section 4.2(a).

1.21 “Development Program” has the meaning set forth in Section 4.2(a).

1.22 “Diligent Efforts” means, [**].

1.23 “Dispute” has the meaning set forth in Section 12.1.

1.24 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.25 “D-GHB Compound” has the meaning set forth in Schedule 1.25.

1.26 “EMA” means the European Medicines Agency or any successor entity.

1.27 “EU” or “European Union” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.

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1.28 “Executive Officer” means, with respect to Concert, its Chief Executive Officer or its Chief Operating Officer, and with respect to Jazz, its Executive Vice President, Research and Development or its Executive Vice President and Chief Commercial Officer.

1.29 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

1.30 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.31 “Field” means the treatment of any and all human diseases and conditions.

1.32 “First Commercial Sale” means, with respect to a Licensed Product, the first sale on a commercial basis to a Third Party of such Licensed Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction for such Licensed Product.

1.33 “FTE” means the equivalent of a full-time Concert employee’s work, at least [**] hours per year, as adjusted to account for vacation and other permitted time off, for a twelve (12)-month period, performing activities under the Development Plan. Any such employee who works more than [**] hours per year performing activities under the Development Plan shall be considered one (1) (and no more) FTE. If any such employee works partially on work under the Development Plan and partially on other work in a calendar month, then the full-time equivalent to be attributed to such employee’s work hereunder shall be calculated based upon the percentage of such employee’s total work time in such calendar month that such employee spent working under the Development Plan divided by twelve (12). FTE efforts shall be limited to work of a scientific, technical or regulatory professional only and shall not include work by general corporate and non-technical administrative personnel. Concert shall track FTEs using its standard practice and normal systems and methodologies, all as accounted for and consistently applied according to U.S. generally accepted accounting principles (“GAAP”).

1.34 “FTE Rate” means the rate of FTE costs incurred by Concert, which for the purpose of this Agreement shall be [**] Dollars ($[**]) per FTE. For the avoidance of doubt, the FTE Rate excludes travel, hotel, and similar out-of-pocket expenses paid to Third Parties, and amounts paid to consultants (collectively, “FTE-Related Costs”).

1.35 “Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (a)(i) contains the same D-GHB Compound as such Licensed Product for the same route of administration as such Licensed Product and is approved by the Regulatory Authority in such country; or (ii) is A-Level Rated (defined below) with respect to such Licensed Product or otherwise approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product; and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee, is not authorized by, and did not purchase such product or its active pharmaceutical ingredients from, Jazz or its Affiliates or Sublicensees. For purposes of this definition, “A-Level Rated” means, for the U.S., “therapeutically equivalent” as determined by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” and, for outside the U.S., such equivalent determination by the applicable Regulatory Authority.

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1.36 “GCP” or “Good Clinical Practices” means the then-current good clinical practice standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.37 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.38 “GMP” or “Good Manufacturing Practices” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

1.39 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.40 “ICH” means International Conference on Harmonisation.

1.41 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.42 “Indemnified Party” has the meaning set forth in Section 9.3.

1.43 “Indemnifying Party” has the meaning set forth in Section 9.3.

1.44 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) may be filed with a Regulatory Authority; [**].

1.45 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

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1.46 “Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.

1.47 “Jazz Compound” has the meaning set forth in Schedule 1.47.

1.48 “Jazz Development Invention” has the meaning set forth in Section 7.1.

1.49 “Jazz Indemnitees” has the meaning set forth in Section 9.1.

1.50 “Joint Inventions” has the meaning set forth in Section 7.1.

1.51 “Joint Patents” has the meaning set forth in Section 7.1.

1.52 “Joint Patent Committee” or “JPC” means the committee formed by the Parties as described in Section 3.2.

1.53 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1.

1.54 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.55 “Licensed Intellectual Property” means the Licensed Know-How and Licensed Patents.

1.56 “Licensed Know-How” means all Information Controlled by Concert or its Affiliates as of the Effective Date or during the Term that is necessary or useful to develop, manufacture, use, offer for sale, sell or import any D-GHB Compound. Licensed Know-How includes all Joint Inventions, all Development Inventions that are solely owned by Concert, all data and results generated under the Feasibility Agreement, and all CONCERT Inventions and jointly-owned (by JPI and Concert) Inventions under the Feasibility Agreement (as such terms are defined in the Feasibility Agreement), in each case that are necessary or useful to develop, manufacture, use, offer for sale, sell or import any D-GHB Compound. [**].

1.57 “Licensed Patent” means any Patent that (a) is Controlled by Concert or its Affiliates as of the Effective Date or at any time during the Term, and (b) is necessary or useful to develop, manufacture, use, offer for sale, sell or import any D-GHB Compound. Licensed Patents include all Patents listed on Exhibit A. Licensed Patents also include all Joint Patents, all Development Patents that are solely owned by Concert, and all Patents owned by Concert that claim or disclose Inventions under the Feasibility Agreement (as Inventions is defined in the Feasibility Agreement), in each case that are necessary or useful to develop, manufacture, use, offer for sale, sell or import any D-GHB Compound. [**]

1.58 “Licensed Product” means any product containing a D-GHB Compound, including all forms, presentations, doses and formulations, the composition of matter, manufacture or use of which is claimed by or uses or embodies any Licensed Intellectual Property.

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1.59 “Major European Country” means any one of the United Kingdom, Germany, France, Italy and Spain.

1.60 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction, including an NDA in the U.S.

1.61 “NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.62 “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Jazz and its Affiliates and Sublicensees for sales of such Licensed Product in the Field to unaffiliated Third Parties, less the following deductions provided to unaffiliated entities and actually allowed and taken:

(a) cash, trade or quantity discounts, coupons, charge-back payments, including administrative fees in connection therewith, and rebates actually granted to trade customers, retail pharmacy chains, wholesalers, managed health care organizations, pharmaceutical benefit managers, insurers, group purchasing organizations and national, state, or local government;

(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of Licensed Products, including in connection with recalls, and the actual amount of any write-offs for bad debt (provided that any amount subsequently recovered will be treated as Net Sales);

(c) reasonable specialty distribution and dispensing fees in connection with Licensed Products, as calculated consistent with Jazz’s then-current calculation methodology for such fees, if any;

(d) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Licensed Products; and

(e) taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on the sale of Licensed Products, including VAT, excise taxes and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by Jazz or its Affiliates or Sublicensees for the sale of Licensed Products among Jazz and its Affiliates and Sublicensees shall not be included in the computation of Net Sales hereunder; provided that such Licensed Products are intended for resale to non-Sublicensee Third Parties or for the purchaser’s internal use. Net Sales shall be accounted for in accordance with GAAP and the selling party’s standard accounting practices.

Notwithstanding the foregoing, “Net Sales” shall not include any amounts invoiced for sales of Licensed Products supplied for use in clinical trials of Licensed Products, or under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs, provided that the applicable selling party does not receive any consideration for such sale(s) in excess of the cost of goods of the applicable Licensed Products.

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Net Sales for a Combination Product in a country shall be calculated as follows:

(i) If the Licensed Product and Other Product(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country of the Licensed Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country of the Other Product(s) sold separately in the same formulation and dosage, during the applicable calendar year.

(ii) If the Licensed Product is sold independently of the Other Product(s) in such country, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Licensed Product sold independently and C is the public or list price in such country of the Combination Product.

(iii) If the Other Product(s) are sold independently of the Licensed Product therein in such country, but the public or list price of such Licensed Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) public or list price(s) in such country of the Other Product(s) and C is the public or list price in such country of the Combination Product.

1.63 “New Product Marks” has the meaning set forth in Section 7.10.

1.64 “Non-Exclusive Patent” means, [**].

1.65 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.66 “Patent Activities” means activities related to the preparation, filing, prosecution and maintenance of the Licensed Patents and initiation of and participation in oppositions, reexaminations, reissues, interferences, nullity actions, invalidation actions and post-grant reviews.

1.67 “Patent Countries” means the countries set forth on Exhibit B.

1.68 “Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is to evaluate safety in healthy individuals or patients, to determine pharmacokinetic parameters and other key pharmaceutical properties of the Licensed Product (including absorption, metabolism, and elimination), or to determine the appropriate range of doses to evaluate in further clinical trials, in each case as described in 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding foreign regulations.

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1.69 “Phase 2 PoC Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is to evaluate the effectiveness and/or safety of such Licensed Product in the target patient population, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding foreign regulations, and which trial is intended to enable the initiation of a Pivotal Clinical Trial and to establish the dosing for such Pivotal Clinical Trial.

1.70 “Pivotal Clinical Trial” means a pivotal human clinical trial of a Licensed Product with a defined dose or a set of defined doses of such Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of an MAA to the competent Regulatory Authorities in a country of the Territory, as further defined in 21 C.F.R. § 312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations.

1.71 “Platform Licensed Patent” means a Licensed Patent that Covers a D-GHB Compound and at least one deuterated compound that is not a D-GHB Compound.

1.72 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.73 “Product Infringement” has the meaning set forth in Section 7.5(a).

1.74 “Product Marks” has the meaning set forth in Section 7.10.

1.75 “Regulatory Approval” means all approvals (other than Pricing Approvals) of a Governmental Authority that are necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

1.76 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.77 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction.

1.78 “Royalty Term” has the meaning set forth in Section 6.5(b).

1.79 “Sublicensee” means any Third Party granted a sublicense by Jazz to the rights licensed to Jazz under Section 2.1(a) or 2.1(f).

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1.80 “Successful Completion” means with respect to a clinical trial, satisfaction of the criteria established by the JSC under Section 4.4(a) for such clinical trial.

1.81 “Term” has the meaning set forth in Section 11.1.

1.82 “Territory” means all countries of the world.

1.83 “Third Party” means any person or entity other than Concert or Jazz or an Affiliate of either Party.

1.84 “Trademark” means any word, name, symbol, color, shape, designation or device or any combination thereof, including any trademark, service mark, trade name, trade dress, brand name, product configuration, domain name, logo, design or business symbol, that functions as an identifier of source, origin or membership, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.85 “U.S.” means the United States of America, including all possessions and territories thereof.

1.86 “Valid Claim” means (a) a claim of an issued, unexpired patent within the Licensed Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision or (b) prior to the [**] anniversary of the Effective Date, a claim of any patent application within the Licensed Patents that either (i) is or claims priority to a Licensed Patent listed on Exhibit A as of the Effective Date or (ii) is a foreign counterpart of any of the foregoing in clause (b)(i).

1.87 “Working Group” has the meaning set forth in Section 3.1(e).

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 License Grants for Licensed Products.

(a) License to Jazz. Subject to the terms and conditions of this Agreement, Concert hereby grants Jazz an exclusive (even as to Concert except as provided in the first sentence of Section 2.1(c) and in Section 2.1(d) below) license, with the right to sublicense through multiple tiers in accordance with Section 2.1(e), under the Licensed Know-How and Licensed Patents to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field in the Territory.

(b) License to Concert. During the Term and subject to the terms and conditions of this Agreement, Jazz hereby grants Concert a non-exclusive license under Information and Patents Controlled by Jazz during the Term, solely to the extent necessary to conduct activities assigned to Concert under the Development Plan.

(c) Concert Retained Rights. Notwithstanding the rights granted to Jazz in Section 2.1(a), Concert retains the right to practice the Licensed Intellectual Property in the Field

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and in the Territory as necessary to conduct the activities assigned to Concert under the Development Plan in accordance with the terms of this Agreement. In addition, except for the rights granted to Jazz in Section 2.2, Concert retains all other rights in the Licensed Intellectual Property (i) outside the Field for all purposes; and (ii) inside the Field with respect to products other than Licensed Products.

(d) Metabolites. Notwithstanding the rights granted to Jazz in Section 2.1(a), Concert retains the right under the Licensed Intellectual Property to make, have made, use, sell, have sold, offer for sale and import any product (other than a Licensed Product) in the Field in the Territory wherein such product, when administered to a human, produces a metabolite that is also a metabolite of deuterated gamma-hydroxybutyrate, provided that such produced metabolite (i) is not therapeutically effective for any Indication for which deuterated gamma-hydroxybutyrate or gamma-hydroxybutyrate has been shown to be effective or (ii) is produced in insufficient quantities to be therapeutically effective for any such Indication.

(e) Sublicenses. Jazz shall have the right to grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1(a) or 2.1(f), to its Affiliates and to Third Parties. Each agreement in which Jazz grants a sublicense under the Licensed Intellectual Property shall be consistent with the relevant terms and conditions of this Agreement. Any sublicense granted by Jazz to a Third Party under this Agreement shall be in writing and Jazz shall provide Concert with a copy of such sublicense agreement within [**] days after the execution thereof; provided that Jazz may redact from such copy any financial or commercially sensitive terms and any other terms not necessary for Concert to evaluate the compliance of such sublicense agreement with this Section 2.1(e). The existence and terms of each such sublicense agreement shall be the Confidential Information of Jazz. Jazz shall remain responsible for the performance of its Sublicensees, and shall insure that each Sublicensee complies with all applicable terms and conditions of this Agreement.

(f) Additional License to Jazz. Subject to the terms and conditions of this Agreement, Concert hereby grants Jazz a non-exclusive, royalty-free, fully paid license, with the right to sublicense through multiple tiers in accordance with Section 2.1(e), under the Non-Exclusive Patents, to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field in the Territory; provided, however, that such license shall not apply to any Licensed Product that is approved as a generic product if such approval was based upon (i) the Acquiror’s Regulatory Approval or data for the applicable reference listed drug (the “RLD”) or (ii) a Third Party’s Regulatory Approval or data for the RLD, if such Third Party obtained its rights to the RLD, directly or indirectly, from the Acquiror.

2.2 License to Jazz for Jazz Compounds.

(a) License. Subject to the terms and conditions of this Agreement, Concert hereby grants Jazz an exclusive (even as to Concert except as provided in Section 2.2(b) below), royalty-free, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers, under Concert’s interest in the Development Inventions and Development Patents, to make, have made, use, sell, have sold, offer for sale and import Jazz Compounds and products containing Jazz Compounds in the Territory, and otherwise to exploit the Development Inventions and Development Patents in connection with the development, manufacture and

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commercialization of Jazz Compounds and products containing Jazz Compounds. For clarity, under no circumstances shall Jazz owe any amounts to Concert pursuant to this Agreement on account of the development, manufacture or commercialization of Jazz Compounds or products containing Jazz Compounds.

(b) Metabolites. Notwithstanding the rights granted to Jazz in Section 2.2(a), Concert retains the right under Concert’s interest in the Development Inventions and Development Patents to make, have made, use, sell, have sold, offer for sale and import any product (other than a product containing a Jazz Compound) in the Field in the Territory wherein such product, when administered to a human, produces a metabolite that is also a metabolite of gamma-hydroxybutyrate, provided that such produced metabolite (i) is not therapeutically effective for any Indication for which deuterated gamma-hydroxybutyrate or gamma-hydroxybutyrate has been shown to be effective or (ii) is produced in insufficient quantities to be therapeutically effective for any such Indication.

2.3 Exclusivity. Concert hereby covenants that, during the Term, neither it nor its Affiliates will (a) grant or offer any license or other rights to a Third Party, or otherwise discuss or negotiate with a Third Party the terms of any such license or rights (provided that Concert and its Affiliates may offer, discuss or negotiate such license or rights after a notice of termination has been issued under Section 11.2 or 11.3), or (b) conduct any activities, whether independently or with or for the benefit of a Third Party, in each case (a) and (b) with respect to the research, development, manufacture or commercialization of any D-GHB Compound, any Licensed Product, any Derivative or any Jazz Compound in the Field in the Territory. [**] set forth in this Section 2.3 [**] with respect to (i) [**] or (ii) [**], provided that such [**] that is [**]. Notwithstanding the foregoing, [**] with respect to [**], provided that such [**].

2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Formation and Role. Promptly, and in any event within [**] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate, oversee, review and discuss the Parties’ activities with respect to the Development of Licensed Products hereunder. For that purpose and to the extent reasonably necessary, the JSC will:

(i) coordinate the activities of the Parties under the Development Plan, including facilitating communications and discussions between the Parties with respect to the Development of Licensed Products under the Development Plan;

(ii) review, discuss and approve any proposed amendments or revisions to the Development Plan;

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(iii) oversee technology transfer from Concert to Jazz;

(iv) establish the criteria for Successful Completion of a Phase 1 Clinical Trial and Phase 2 PoC Clinical Trial pursuant to Section 4.4(a);

(v) determine whether the criteria for Successful Completion have been satisfied pursuant to Section 4.4(b);

(vi) establish such Working Groups as it deems necessary to achieve the objectives and intent of this Agreement; and

(vii) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JSC shall have only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement.

(b) Members. Each Party shall initially appoint [**] representatives to the JSC, each of whom will be an officer or employee of the applicable Party (or in the case of Jazz, of Jazz or an Affiliate of Jazz) having sufficient seniority within such Party (or Affiliate of Jazz) to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, and each Party may replace its representatives at any time upon written notice to the other Party. The JSC shall have a chairperson selected by [**]. The role of the chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives. Either Party may, from time to time, invite additional employees or consultants (including employees or consultants of Jazz’s Affiliates) to attend JSC meetings; provided that such employees and consultants are subject to confidentiality obligations substantially the same as those set forth in Article 10.

(c) Meetings. The JSC shall meet at least [**], unless the Parties mutually agree in writing to a different frequency for such meetings, no further Development is contemplated or Jazz reduces the frequency pursuant to Section 3.3. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by providing at least [**] Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC, no later than [**] Business Days prior to the special meeting, with materials reasonably adequate to enable an informed decision. No later than [**] Business Days prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference, as the Parties agree; provided that at least [**] (but no more than [**], unless agreed otherwise by the Parties) of the meetings of the JSC per calendar year shall be held in person, at locations chosen alternately by the Parties. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of

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the JSC shall be effective only if at least [**] of each Party is present or participating in such meeting. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [**] Business Days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [**] Business Days of receipt.

(d) Decision Making. The JSC shall act by consensus except as described in this Section 3.1(d). The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. The JSC shall strive to seek consensus in its actions and decision making process. If the JSC is unable to reach consensus on any issue for which it is responsible within [**] days after first considering such issue, then the JSC chairperson shall have the right to decide such matter and such decision shall be deemed to be a decision of the JSC; provided that the JSC chairperson shall not have the right to (i) determine whether or not any milestone event that would result in a payment obligation under Section 6.3 or 6.4 has been achieved; (ii) amend the Development Plan in a manner that imposes Development obligations on Concert beyond those in the then-current Development Plan without Concert’s written agreement to the scope of such development obligations; (iii) amend the Development Plan in a manner that would require Concert to perform activities for which Concert has not agreed to a budgeted amount therefor in the Development Budget; or (iv) resolve any matter in a manner that would require Concert to perform any act that Concert reasonably believes to be inconsistent with any Law or any approval, order, policy or guidelines of a Regulatory Authority or ethical requirements or guidelines.

(e) Working Groups. From time to time, the JSC may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, such as chemistry, manufacturing and controls, regulatory or clinical activities, which delegation shall be reflected in the minutes of the meetings of the JSC. Each such Working Group shall be constituted and shall operate as the JSC determines and shall report to the JSC. Each Working Group and its activities shall be subject to the oversight, review and approval of the JSC. In no event shall the authority of the Working Group exceed that specified for the JSC in Section 3.1(a). Any disagreement between the designees of Concert and of Jazz on a Working Group shall be referred to the JSC for resolution.

3.2 Joint Patent Committee.

(a) Formation and Role. Within [**] days after the Effective Date, the Parties shall establish a joint patent committee (the “Joint Patent Committee” or “JPC”) to discuss and determine the strategy for and implementation of the preparation, filing, prosecution and maintenance of the Licensed Patents, as described in and subject to the terms of Article 7. For that purpose and to the extent reasonably necessary, the JPC will:

(i) manage prosecution of the Licensed Patents as described and in accordance with the terms of Article 7, including the standards set forth in Section 7.4(a);

(ii) review invention disclosures in accordance with the terms of Section 7.2;

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(iii) provide advice, periodic updates and reports to the JSC regarding the Licensed Patents; and

(iv) perform such other functions as expressly set forth in this Agreement or as determined by the Parties in writing.

The JPC shall have only the powers expressly assigned to it in this Section 3.2 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement. The JPC shall not have the power to determine inventorship or ownership of any Development Invention.

(b) Members. Each Party shall appoint [**] to the JPC, who will have relevant expertise and sufficient seniority to make decisions arising within the scope of the JPC’s responsibilities. Each Party may replace its representative at any time upon written notice to the other Party. The JPC shall have a chairperson, who shall serve for a term of one year, and who shall be selected alternately, on an annual basis, by Concert or Jazz. The initial chairperson shall be selected by [**]. The role of the chairperson shall be to convene and preside at the meetings of the JPC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JPC representative. Either Party may, from time to time, invite additional employees or consultants (including employees or consultants of any Affiliate of Jazz) to attend JPC meetings; provided that such employees and consultants are subject to confidentiality obligations substantially the same as those set forth in Article 10.

(c) Meetings. The JPC shall communicate on such dates and at such times as agreed upon by its members, but in no event less frequently than [**]. The JPC may meet in person, by videoconference or by teleconference, as the Parties agree. Each Party shall bear the expense of its respective JPC member’s participation in JPC meetings. Meetings of the JPC shall be effective only if the representative of each Party is present or participating in such meeting. The chairperson of the JPC shall be responsible for preparing reasonably detailed written minutes of all JPC meetings that reflect, without limitation, all material decisions made at such meetings. The JPC chairperson shall send draft meeting minutes to the other member of the JPC for review and approval within [**] Business Days after each JPC meeting. Such minutes shall be deemed approved unless the other member objects to the accuracy of such minutes within [**] Business Days of receipt.

(d) Decision Making. Any approval, determination or other action of the JPC shall require unanimous agreement of both members of the JPC except as described in this Section 3.2(d). If the JPC is unable to reach consensus on any issue for which it is responsible within [**] days after first considering such issue, or such shorter time as necessary to meet any applicable deadline to prevent abandonment of any Patent, then the matter shall be referred for resolution to a mutually acceptable independent Third Party expert with appropriate qualifications and experience in pharmaceutical patent prosecution. If the Parties fail to agree upon an expert within [**] Business Days after the end of such [**]-day (or shorter) period, then each Party shall select an independent Third Party individual with appropriate qualifications and experience in pharmaceutical patent prosecution, and the two selected individuals shall select an expert, with comparable independence, qualifications and experience, within [**] Business Days of selection of the two individuals. Such expert shall resolve the matter in accordance with this Section 3.2(d).

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Each Party shall submit its proposal for the applicable patent office submission or decision to the expert within [**] Business Days after designation of such expert, with a copy to the other Party. Neither Party shall communicate with the expert except by written communications copied to the other Party, or orally in the physical or telephonic presence of the other Party. The expert shall render a written decision within [**] Business Days after the deadline for submission of materials from the Parties. The decision of the expert shall be final and binding on the Parties with respect to the action in dispute and shall be deemed to be the decision of the JPC with respect thereto. The Parties agree that the content and fact of any and all such deliberations shall be the Confidential Information of each Party. The Parties shall share equally the costs of such expert.

3.3 Discontinuation of Participation on a Committee. Each of the JSC and JPC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband such committee, (b) Concert providing to Jazz written notice of its intention to disband and no longer participate in such committee; provided that Concert may only exercise such right to disband a committee following the completion of the first Phase 1 Clinical Trial of a Licensed Product or, if later, completion of all activities assigned to Concert under the Development Plan; or (c) Jazz providing to Concert written notice of its intention to disband and no longer participate in such committee; provided that Jazz may only exercise such right to disband following the completion of all activities under the Development Plan. In addition, by providing Concert written notice, Jazz may, following the completion of the first Phase 2 PoC Clinical Trial of a Licensed Product, reduce the frequency of JSC meetings to [**] times per calendar year. After a committee is disbanded under clauses (a) or (c) of this Section 3.3, any decisions previously within the purview of such committee shall be decisions between the Parties under the terms of Section 3.1(d) or 3.2(d), as applicable, provided that in circumstances where the Parties fail to agree and the decision would be made by (i) the JSC chairperson pursuant to Section 3.1(d), then Jazz shall make such decision or (ii) the independent Third Party expert pursuant to Section 3.2(d), then such independent Third Party expert shall make such decision. After the JSC is disbanded under clause (b) of this Section 3.3, any decisions previously within the purview of the JSC shall be made by Jazz and references in this Agreement to the JSC shall thereafter be deemed to be references to Jazz. After the JPC is disbanded under clause (b) of this Section 3.3, any decisions previously within the purview of the JPC that pertain to a Licensed Patent that is not a Platform Licensed Patent shall be made by Jazz, and references in this Agreement to the JPC with respect to such Licensed Patents shall thereafter be deemed to be references to Jazz; provided that (A) such decisions shall be implemented by patent counsel selected by Jazz, (B) Concert shall have the right to review and comment on Jazz’s preparation, filing, prosecution and maintenance of such Licensed Patents, and Jazz will provide all relevant and material documents to Concert sufficiently

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in advance of any deadline such that Concert may reasonably exercise such comment right, (C) Jazz shall reasonably consider all such comments provided by Concert, and (D) to the extent that Jazz disagrees with any such comments provided by Concert with respect to any matter, such matter will be decided by an independent Third Party expert in accordance with the terms of Section 3.2(d). After the JPC is disbanded under clause (b) of this Section 3.3, any decisions previously within the purview of the JPC that pertain to a Platform Licensed Patent shall be made by Concert, and references in this Agreement to the JPC with respect to such Platform Licensed Patents shall thereafter be deemed to be references to Concert; provided that (1) such decisions shall be implemented by patent counsel selected by Concert, (2) Jazz shall have the right to review and comment on Concert’s preparation, filing, prosecution and maintenance of the Platform Licensed Patents, and Concert will provide all relevant and material documents to Jazz sufficiently in advance of any deadline such that Jazz may reasonably exercise such comment right, (3) Concert shall reasonably consider all such comments provided by Jazz, and (4) to the extent that Concert disagrees with any such comments provided by Jazz with respect to any matter, such matter will be decided by an independent Third Party expert in accordance with the terms of Section 3.2(d). In addition, Jazz shall have the right to disband either such committee in accordance with Section 13.7, in which case the terms of such section shall apply.

ARTICLE 4

DEVELOPMENT

4.1 Overview. The Parties agree to conduct Development of Licensed Products as provided in this Article 4 (including Section 4.3(a)), under the direction of the JSC and pursuant to the Development Plan.

4.2 Development Program.

(a) General. The Parties intend and agree to undertake a development program to Develop Licensed Products (such program, the “Development Program”) in accordance with the terms of this Article 4. All Development of Licensed Products under this Agreement will be conducted pursuant to a development plan (the “Development Plan”) that describes all Development activities to be conducted by the Parties in a [**] (or longer) period, including, to the extent applicable for the period included under such plan: (i) the proposed overall program of Development for Licensed Products in the Territory, including preclinical studies, toxicology, formulation, process development, supply, clinical studies, regulatory plans and other elements of obtaining Regulatory Approval(s) in the applicable country, (ii) the tasks allocated to each Party under the Development Program and estimated timelines for such tasks and responsibilities, and (iii) a detailed budget for all such tasks allocated to Concert (the “Development Budget”). In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b) Initial Development Plan and Amendments. The Parties have agreed on the initial Development Plan (excluding the Development Budget) for the first [**] of the Development Program, a copy of which is attached hereto as Exhibit C. The JSC shall determine the Development Budget at the first JSC meeting and following the Parties’ receipt of estimates for services from Third Party subcontractors with respect to any activities included in the Development Plan that will be subcontracted to such Third Party subcontractors. From time to time (at least on [**] basis), the JSC shall prepare amendments, as appropriate, to the then-current Development Plan. Such amendments shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the Development Program, as well as an amendment of the Development Budget to address budget changes due to the addition or removal of activities from the Development Program or due to any change in the assumptions upon which a previously budgeted amount was based. Once approved by the JSC, each updated or amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JSC.

(c) Development Budget. Each activity in the Development Budget shall be identified as either (i) conducted by Concert’s employees or consultants (i.e., FTE costs at the FTE

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Rate and FTE-Related Costs) or (ii) conducted by a Third Party contractor approved by Jazz pursuant to Section 4.10. With respect to Third Party contractor activities, Jazz will have the right to approve each such contract and each statement of work thereunder prior to execution by Concert and such Third Party contractor. Jazz shall timely cooperate with Concert in reviewing and revising each draft Third Party contract and statement of work. Each such contract or statement of work that is approved by Jazz and that either allows for the budget therein to be increased with respect to any activity after execution or does not have a fixed budget with a maximum amount payable by Concert (each, a “Subcontract”) shall require the contractor to notify Concert promptly upon becoming aware of any anticipated increase in cost for any activity above the amount included in the Development Budget for such activity. Concert shall notify the JSC promptly upon receiving notice from any contractor under a Subcontract of any such anticipated budget overage. Thereafter, the JSC shall promptly meet (and in any event soon enough to allow for a decision to be made with minimal disruption to the applicable activities) to determine whether to increase the Development Budget for the applicable activity, to modify such activity, or other reasonable solution. The JSC shall amend the Development Plan, including the Development Budget, accordingly, such that if the JSC does not increase the budgeted amount for the applicable activity in the Development Budget as required for the contractor to complete such activity in accordance with the terms of the Subcontract, then (A) Concert shall not be obligated under the Development Plan to conduct that portion of such activity that the JSC determined not to fund and (B) if the JSC instructs Concert to terminate the Subcontract to avoid such additional costs, the Parties shall share equally any termination fees that the contractor is entitled to as a result of such termination.

4.3 Development Diligence and Standards of Conduct.

(a) Jazz shall use [**] to Develop and obtain Regulatory Approval of a Licensed Product in the Field in the Territory. Jazz shall not be in breach of the preceding sentence to the extent that any delay in conducting Development activities or seeking or obtaining Regulatory Approval relates to any delay or disruption in supply, or from an inability to timely obtain sufficient supply, of raw materials for Licensed Product, including deuterium oxide.

(b) Each Party shall carry out the tasks assigned to it under the Development Plan in a timely and effective manner; provided that neither Party shall be in breach of this Section 4.3(b) for failing to conduct timely any activity to the extent that any such failure or delay results: (i) from the other Party’s failure to conduct timely any activities assigned to such Party under the Development Plan; (ii) from the other Party unreasonably withholding or delaying its consent, if such withholding or delaying is a breach of such other Party’s obligations under this Agreement; (iii) from a clinical hold or a failure to obtain a necessary Regulatory Approval or other necessary license from a Governmental Authority, despite such Party’s diligent efforts to obtain such Regulatory Approval or license; or (iv) from a failure of such Party’s subcontractor to perform its obligations, despite such Party’s oversight and management of such subcontractor in accordance with best practices in the biopharmaceutical industry. In addition, each Party shall be excused from its obligations under this Section 4.3(b) as and to the extent provided in Section 13.3; and provided further that Jazz’s obligations under this Section 4.3(b) shall not exceed its obligations under Section 4.3(a). Each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance in all material respects with all applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP.

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4.4 Successful Completion.

(a) Criteria. In a timely manner prior to the anticipated Initiation of each of the first Phase 1 Clinical Trial and the first Phase 2 PoC Clinical Trial, the JSC shall establish the criteria for Successful Completion of each such clinical trial and shall amend the Development Plan to include such criteria. Such criteria shall be established by considering, for the applicable stage of Development, what criteria are reasonably necessary to advance the Licensed Product to the next stage of Development.

(b) Evaluation. Promptly after the availability of top-line data following completion of all subject visits in the first Phase 1 Clinical Trial or the first Phase 2 PoC Clinical Trial, the Party conducting such trial shall provide such top-line data to the JSC. Promptly after the availability of tabulated data for such trial, and in any event within [**] days after database lock for such trial, the Party conducting such trial shall provide such tabulated data to the JSC. Within [**] days after receipt of such tabulated data, the JSC shall convene an ad hoc meeting to evaluate such data, share any analyses of such data prepared during such [**]-day period, determine whether the criteria for Successful Completion have been satisfied, and decide whether or not to continue Development of the Licensed Product. Following the ad hoc JSC meeting to evaluate such data, if Successful Completion has occurred, the applicable milestone payment under Section 6.3 will be payable in accordance with the terms of Section 6.3.

4.5 Development Costs. Jazz shall reimburse Concert for the Development activities conducted by Concert under the Development Plan according to the terms of Section 6.2. Jazz shall be solely responsible for its own costs and expenses incurred in conducting its activities under the Development Plan.

4.6 Transfer of Licensed Know-How. Promptly after the Effective Date, Concert shall provide Jazz with complete and accurate copies of all material Licensed Know-How in existence as of the Effective Date. Upon Jazz’s reasonable request [**] and [**], and [**], Concert shall promptly provide Jazz with complete and accurate copies of all material Licensed Know-How and all Development Data generated since the last such transfer under this Section 4.6; [**] and [**].

4.7 Records and Reports; Development Data. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and clinical trials conducted as part of the Development Program in formal written study records, and shall document all manufacturing activities for Licensed Products, in each case in accordance with applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP. Each Party shall provide the JSC with written reports detailing its Development activities under the Development Plan and the results of such activities at each regularly scheduled JSC meeting (or, if the JSC has been disbanded, each Party shall provide such reports to the other Party within [**] days after the end of [**] prior to completion of the first Phase 2 PoC Clinical Trial of a Licensed Product and [**] thereafter). The Parties shall discuss the status, progress and results of the Parties’ Development activities under

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the Development Plan at such JSC meetings. Jazz shall solely own all data, records and reports generated by or on behalf of Concert (solely or jointly with Jazz) in the conduct of Development activities under this Agreement (the “Development Data”), and Concert hereby assigns, and shall assign, to Jazz, all of its right, title and interest in and to the Development Data. Concert shall have the right to use and disclose the Development Data in accordance with the last sentence of Section 7.1. Concert shall provide Jazz with copies of all Development Data as provided in Section 4.6 above, or more frequently as reasonably requested by Jazz. Jazz shall have the right to obtain access to the originals of such Development Data to the extent necessary or useful for regulatory and patent purposes.

4.8 Technology Transfer. The Parties’ responsibilities for manufacturing Licensed Products for use in Development shall be as set forth in the Development Plan. At Jazz’s request, Concert shall transfer to Jazz or a Third Party manufacturer designated by Jazz all Licensed Know-How, and any contracts between Concert and a Third Party manufacturer of any Licensed Product (on Jazz’s request and to the extent assignable and solely related to a Licensed Product), as of the date of transfer that are necessary or reasonably useful for Jazz or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of Concert as of such date to manufacture Licensed Products, including all such Information related to processes and formulations of Licensed Products developed or used under the Development Plan. If any such contract is not solely related to a Licensed Product or is otherwise not assignable to Jazz, then Concert shall use reasonable efforts to cause the applicable Third Party manufacturer to enter into an agreement with Jazz for such manufacture on substantially the same terms, with respect to Licensed Products, as Concert’s agreement with such Third Party manufacturer. Concert shall use commercially reasonable efforts when negotiating any manufacturing agreements for Licensed Products to include a right to assign such agreement to Jazz. Prior to the commencement of any such technology transfer, the JSC shall prepare a technology transfer plan and budget, specifying the scope of the transfer, internal personnel time allocated by Concert and reasonable out-of-pocket costs to be incurred by Concert. The reasonable costs and expenses incurred by Concert, including any internal personnel costs, in carrying out such transfer in accordance with the budget established by the JSC shall be reimbursed by Jazz in accordance with Section 6.2. In addition, Concert shall make available to Jazz, on a reasonable consultation basis, advice of its technical personnel as may reasonably be requested by Jazz in connection with such transfer of Licensed Know-How or otherwise in connection with the Development of Licensed Products. Jazz agrees to reimburse Concert for the reasonable charges for the time and expenses of such personnel when consulting for Jazz.

4.9 Regulatory Responsibilities.

(a) The Parties intend that the Development Plan will set forth the regulatory strategy for seeking Regulatory Approvals and Pricing Approvals for Licensed Products in the Field in the Territory, as well as the Parties’ responsibilities for preparing Regulatory Materials for Licensed Products in the Field in the Territory.

(b) If Concert conducts any human clinical trial of a Licensed Product under the Development Plan, all regulatory activities with respect to such trial shall be subject to this Section 4.9(b). Concert shall be responsible for preparing and shall own all Regulatory Materials (including all INDs) for such Licensed Product that are submitted or received in connection with

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such clinical trial; provided that all data therein shall be considered Development Data and owned by Jazz in accordance with Section 4.7. Concert shall promptly (and in any event within [**] Business Days) provide Jazz with a copy of all Regulatory Materials it receives or submits for Licensed Products, shall consult with Jazz in the preparation of all Regulatory Materials for Licensed Products, including providing drafts sufficiently in advance of submission for Jazz to review and comment thereon and considering all such comments in good faith, and shall obtain Jazz’s approval, not to be unreasonably withheld, conditioned or delayed, of all Regulatory Materials prior to submission thereof. Concert shall obtain Jazz’s consent, not to be unreasonably withheld, conditioned or delayed, prior to requesting a meeting with any Regulatory Authority with respect to a Licensed Product and shall provide Jazz with reasonable advance notice of any scheduled meeting with any Regulatory Authority with respect to a Licensed Product, and Jazz shall have the right to participate in any such meeting to the extent permitted by applicable Laws.

(c) As soon as practicable after completion of the last human clinical trial of a Licensed Product conducted by Concert as contemplated in the Development Plan, Concert shall transfer and assign to Jazz ownership and possession of all Regulatory Materials for Licensed Products in the Field in the Territory. The Parties shall execute such documents and take such actions as are reasonably necessary to effectuate the foregoing transfer and assignment of such Regulatory Materials. Following such transfer, Jazz shall own all Regulatory Materials (including all INDs, NDAs, MAAs and Regulatory Approvals) for each Licensed Product in the Field in the Territory.

(d) Following the transfer of Regulatory Materials for Licensed Products under Section 4.9(c), Concert shall not (i) submit any Regulatory Materials for Licensed Products in the Field in the Territory or (ii) communicate with respect to the Licensed Products in the Field in the Territory with any Regulatory Authority, except in each case (i) and (ii) as expressly set forth in the Development Plan, requested by Jazz in writing or required to comply with applicable Laws, in which latter case Concert shall promptly notify Jazz of such requirement under applicable Laws and, to the extent practicable and permitted under applicable Laws, shall submit any proposed submission or communication to Jazz for prior approval or, if not practicable or permitted, shall provide Jazz with a copy or summary thereof as soon as reasonably practicable thereafter.

(e) Jazz shall keep the JSC (or Concert, after the JSC is disbanded) reasonably informed regarding Jazz’s (or its Affiliate’s or Sublicensee’s) regulatory activities with respect to Licensed Products pursuant to Section 4.7.

4.10 Subcontracts. Concert may perform its Development Program obligations under this Agreement through one or more subcontractors or consultants whose contract with Concert is approved by Jazz in writing in advance (which approval Jazz may not unreasonably withhold or delay), provided that in any event: (a) Concert shall remain responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor shall undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 10 hereof; and (c) the subcontractor shall agree in writing to assign all intellectual property developed in the course of performing any such subcontracted work to Concert, unless otherwise approved by Jazz in connection with its approval of the contract with such subcontractor. Jazz shall timely cooperate with Concert in reviewing and approving or providing revisions to each contract provided by Concert for approval under this Section 4.10.

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4.11 Regulatory or Third Party Action or Inspection. Concert shall immediately notify Jazz as soon as Concert becomes aware of any Regulatory Authority inspections relating to any Licensed Product or activities under the Development Plan. Jazz shall have the right to be present at any such inspections and shall have the opportunity to provide, review and comment on any responses that may be required in accordance with Section 4.9. In the event Concert does not receive prior notice of any such inspection, Concert shall notify Jazz as soon as practicable after such inspection and shall provide Jazz with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection. In addition to such obligations with respect to Regulatory Authority inspections, Concert shall promptly notify Jazz of any Information it receives regarding any threatened or pending action or communication by or from any Third Party, including a Regulatory Authority, that may materially affect the Development, manufacturing, Commercialization or regulatory status of a Licensed Product in the Field in the Territory.

4.12 Audits. At any time during Concert’s conduct of activities under the Development Plan, during normal business hours and upon reasonable prior notice, Jazz may send a reasonable number of qualified representatives of Jazz or its Affiliates to inspect or audit the facilities in which Concert or its Affiliates or, to the extent that Concert has the right to permit such access, subcontractors are conducting such activities in order to ensure compliance with applicable Laws; provided that Concert shall use commercially reasonable efforts to include in each agreement with a subcontractor the right for Jazz to inspect or audit the applicable facilities at a customary frequency. Concert and its Affiliates shall reasonably cooperate with and use reasonable efforts to cause any of its subcontractors to facilitate and cooperate with any such inspection or audit. Jazz shall review with Concert the results of any such audit or inspection.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization Responsibilities. Jazz will have the exclusive right to conduct, and be solely responsible, to the extent required by Section 5.2, for all aspects of, the Commercialization of Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Territory; and (h) manufacturing of Licensed Products for commercial use. As between the Parties, Jazz shall bear all of its costs and expenses incurred in connection with such Commercialization activities.

5.2 Commercial Diligence. Jazz shall use [**] to Commercialize in the Field any Licensed Product for which it has obtained Regulatory Approval and, if necessary for commercial sale, Pricing Approval.

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5.3 Commercialization Reports. On [**] basis no later than [**] days after the [**], Jazz shall provide Concert with a summary of Jazz’s significant Commercialization activities with respect to each Licensed Product in the Territory since the last such report.

ARTICLE 6

COMPENSATION

6.1 Upfront Payment. Within [**] Business Days after the Effective Date, Jazz shall pay to Concert a one-time, non-refundable, non-creditable upfront payment of four million Dollars ($4,000,000).

6.2 Concert Development and Manufacturing Activities. Jazz shall fund (a) (i) all internal FTE costs (at the FTE Rate) and FTE-Related Costs, without markup, as incurred by Concert to conduct its activities under the Development Program in accordance with the Development Plan, to the extent that they do not exceed the budgeted amount (including the number of FTEs allocated) set forth in the Development Budget, as may be amended pursuant to Sections 4.2(b) and (c), for such activities by more than [**] percent ([**]%), and [**] of any such amounts in excess of [**] percent ([**]%) of the budgeted amount therefor and (ii) all other amounts reasonably paid by Concert to Third Parties, without markup, to conduct its activities under the Development Program in accordance with the Development Plan, to the extent that they do not exceed, by more than [**] percent ([**]%), the budgeted amount for such activities set forth in the Development Budget, as may be amended pursuant to Sections 4.2(b) and (c), and (b) all internal FTE costs (at the FTE Rate) and FTE-Related Costs and all amounts reasonably paid by Concert to Third Parties, without markup, in each case as incurred by Concert to conduct technology transfer activities under Section 4.8, to the extent that they do not exceed the budgeted amount (including the number of personnel allocated) set forth in the budget established by the JSC for such technology transfer. At least [**] days before the end of each [**] during the conduct of the Development Program, Concert shall provide Jazz with an estimate of all internal costs (at the FTE Rate) and all FTE-Related Costs Concert has incurred or expects to incur in such [**], and all amounts Concert has paid or expects to pay to Third Parties in such [**], without markup, to conduct the activities allocated to Concert under the Development Plan in accordance therewith or under Section 4.8 in accordance with the applicable budget. Within [**] days after the end of each month in which Concert incurs costs for which Jazz is required to pay Concert under this Section 6.2, Concert shall provide Jazz with an invoice and reasonable supporting documentation for such costs. Jazz shall pay each such invoice within [**] days after receipt thereof, except to the extent disputed by Jazz in good faith (in which case, Jazz shall pay any amount determined to be payable within [**] days after the resolution of such dispute); provided that Jazz shall not be required to pay any invoiced amounts for a particular activity that exceed the amounts Jazz is responsible for as set forth above in this Section 6.2. Jazz shall notify Concert if it disputes any portion of any such invoice prior to the due date for payment.

6.3 Development Milestone Payments. Jazz shall notify Concert within [**] days after the first achievement by Jazz or its Affiliates or Sublicensees of the following development milestone events. Thereafter, Concert shall invoice Jazz for the corresponding milestone payment for each achieved milestone event, and Jazz shall pay each such invoice within [**] days after receipt thereof.

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Development Milestone Event	Milestone Payment

(i) Earlier of (a) the first Successful Completion of a Phase 1 Clinical Trial, following the ad hoc JSC meeting pursuant to Section 4.4(b) to evaluate the tabulated data from such trial or (b) Initiation of the first Phase 2 PoC Clinical Trial

Four million Dollars ($4,000,000)
[**]	[**]
[**]	[**]

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Total

Either

•        Fifty million five hundred thousand Dollars ($50,500,000) (if milestone (iv) above is achieved on or before [**])

or

•        Forty-three million Dollars ($43,000,000) (if milestone (iv) above is achieved on or after [**])

Each milestone payment is payable one time only, regardless of the number of times the corresponding event is achieved by a Licensed Product and regardless of the number of Licensed Products to achieve such event. Under no circumstances shall Jazz be obligated to pay Concert more than fifty million five hundred thousand Dollars ($50,500,000) pursuant to this Section 6.3. If a milestone event set forth in (ii) through (v) of the table above is achieved prior to the achievement of an earlier milestone set forth in (i) through (iv) of the table above, or if a milestone event set forth in (vi) and (vii) of the table above is achieved prior to the achievement of an earlier milestone set forth in (i), (ii) or (vi) of the table above, then payment for such earlier unachieved milestone payment shall be due and payable simultaneously with the payment of the later milestone event.

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6.4 Sales Milestones. Jazz shall make the non-refundable, non-creditable payments to Concert set forth in the table below upon the first achievement of each of the corresponding sales milestone events. Jazz shall make the sales milestone payments required by this Section 6.4 in accordance with Section 6.5(e) concurrently with Jazz’s payment of royalties for the calendar quarter in the calendar year in which such sales milestone events are first achieved. For clarity, the milestone payments in this Section 6.4 shall be additive such that if both milestones below are met in the same calendar year, Jazz shall pay both applicable payments to Concert for that calendar year. Each such sales milestone payment shall be payable one time only.

Sales Milestone Event	Milestone Payment
The aggregate Net Sales of Licensed Products in the Territory in a calendar year exceed [**] Dollars ($[**])	[**] Dollars ($[**])
The aggregate Net Sales of Licensed Products in the Territory in a calendar year exceed [**] Dollars ($[**])	[**] Dollars ($[**])

Total	Seventy million Dollars ($70,000,000)

Under no circumstances shall Jazz be obligated to pay Concert more than seventy million Dollars ($70,000,000) pursuant to this Section 6.4.

6.5 Royalties.

(a) Royalty Rates. Subject to Sections 6.5(b)-(d) and 6.6(b)(ii), Jazz shall pay to Concert royalties on aggregate annual Net Sales of all Licensed Products in the Field in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all Licensed Products in the Field in the Territory in each calendar year.

Royalty Tier	Annual Net Sales of Licensed Products in the Territory	Royalty Rate
1	For that portion of annual aggregate Net Sales of Licensed Products less than or equal to [**] Dollars ($[**])	[**	]%
2	For that portion of annual aggregate Net Sales of Licensed Products greater than [**] Dollars ($[**]) and less than or equal to [**] Dollars ($[**])	[**	]%
3	For that portion of annual aggregate Net Sales of Licensed Products greater than [**] Dollars ($[**])	[**	]%

For example, if aggregate annual Net Sales of all Licensed Products in the Field in the Territory is $[**] in a particular calendar year, then royalties payable by Jazz equal [**].

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(b) Royalty Term. Royalties shall be paid under this Section 6.5, on a country-by-country and Licensed Product-by-Licensed Product basis, on Net Sales during the period of time beginning on the First Commercial Sale of such Licensed Product in such country and continuing until the later of: (i) the expiration or abandonment of the last-to-expire Valid Claim in such country Covering such Licensed Product (a “Covering Claim” in such country for such Licensed Product); and (ii) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

(c) [**].

(i) Subject to Sections [**], and [**], Jazz [**] Concert [**] set forth in Section [**]. Thereafter, subject to Sections [**]; provided that, subject to Section [**] Jazz [**]. By way of example, [**] and Section [**], then [**].

(ii) [**] pursuant to Section [**] pursuant to Section [**] pursuant to Section [**] set forth in Section [**] as provided in Section [**] Section [**].

(d) Generic Reduction.

(i) If, in any country in the Territory during the Royalty Term for a Licensed Product, unit sales of all Generic Products with respect to such Licensed Product in such country in a calendar quarter exceed [**] percent ([**]%) of the sum of unit sales of such Licensed Product plus unit sales of all such Generic Products in such country, then the royalty rate for such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the royalty rates (in each tier) that would otherwise have been applicable under Section 6.5(a) or 6.5(c)(i) for Net Sales of such Licensed Product in such country.

(ii) If, in any country in the Territory during the Royalty Term for a Licensed Product, unit sales of all Generic Products with respect to such Licensed Product in such country in a calendar quarter exceed [**] percent ([**]%) of the sum of unit sales of such Licensed Product plus unit sales of all such Generic Products in such country, then no royalties shall be due for Net Sales of such Licensed Product in such country during such calendar quarter and such Net Sales shall not be included when calculating the royalty tier thresholds in Section 6.5(a).

(iii) All such determinations of unit sales under this Section 6.5(d) shall be based upon a mutually acceptable calculation method using market share data provided by a reputable and mutually agreed upon provider, such as IMS Health.

(e) Royalty Reports and Payments.

(i) Within [**] days after the end of each of the first three calendar quarters of any calendar year, and within [**] days after the fourth calendar quarter of any calendar year, in each case for calendar quarters during the Royalty Term, Jazz shall deliver to Concert a statement, on a country-by-country and Licensed Product-by-Licensed Product basis, of the amount of gross sales and Net Sales of Licensed Products during the applicable calendar quarter, a calculation of the amount of royalty payment due on such sales for such calendar quarter, any applicable royalty offsets under Section 6.6(b)(ii), and a revised calculation of the payment due after the application of such offsets. Concurrently with each such report, Jazz shall pay to Concert all royalty payment and sales milestones payable by it under Sections 6.4 and 6.5.

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(ii) The royalty report [**] in Section [**] but not subject to Section [**] and [**] shall also [**] and [**].

6.6 Third Party Payments.

(a) Concert Obligations. Except to the extent reimbursed by Jazz pursuant to Section 6.2, Concert will be solely responsible for paying all amounts owed to Third Parties after the Effective Date pursuant to agreements between Concert and Third Parties with respect to Licensed Products.

(b) Licenses to Jazz.

(i) If either Party believes, in its reasonable discretion, that it is necessary for Jazz or its Affiliate or Sublicensee to obtain a license from a Third Party under such Third Party’s Patent(s) in order to manufacture, use, or sell a Licensed Product in the Field in the Territory during the Term, such Party shall notify the other Party. If such license is reasonably necessary, Jazz will be responsible for obtaining such license and Concert shall not interfere with Jazz’s efforts to obtain such license. Jazz shall keep Concert reasonably informed of all material developments in its negotiations with such Third Party and shall consider any reasonable comments of Concert in connection therewith in good faith. In negotiating the economic terms of such license, Jazz will not take into account its right pursuant to Section 6.6(b)(ii) to deduct amounts paid to such Third Party from royalties payable to Concert under this Agreement.

(ii) Jazz may deduct from any royalty payments to Concert under Section 6.5 with respect to any Licensed Product in any country any payments made by Jazz or its Affiliates or Sublicensees for any rights to Third Party Patents that are reasonably necessary to manufacture, use or sell Licensed Products in the Field in the Territory; provided, that under no circumstances will the royalties payable to Concert under Section 6.5(a) with respect to such Licensed Product in such country in any calendar quarter be reduced, as a result of this Section 6.6(b)(ii), below [**] percent ([**]%) of the royalties otherwise payable under Section 6.5. Jazz may carry forward to subsequent calendar quarters any deductions that it was not able to deduct as a result of the foregoing proviso.

6.7 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be the rate used by Jazz in its financial reporting in accordance with GAAP or International Financial Reporting Standards, as applicable.

6.8 Manner and Place of Payment. All payments owed by Jazz under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Concert.

6.9 Records; Audits. Jazz and its Affiliates and Sublicensees will maintain complete and accurate records in reasonably sufficient detail to permit Concert to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Concert and its

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Affiliates will maintain complete and accurate records in reasonably sufficient detail to permit Jazz to confirm the accuracy of the calculation of FTEs, FTE-Related Costs and Third Party payments for Development or technology transfer payments made by Jazz under Section 6.2. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [**] years from the end of the calendar year to which they pertain for examination, not more often than [**], by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the other Party pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with the audited Party and shall not disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by one Party to the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within [**] days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than [**] percent ([**]%) of the amount due in the audited period, in which case the audited Party shall bear the full cost of such audit.

6.10 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Jazz to Concert under this Agreement. To the extent Jazz is required to deduct and withhold taxes on any payment to Concert, Jazz shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Concert an official tax certificate or other evidence of such withholding sufficient to enable Concert to claim such payment of taxes. Concert shall provide Jazz any tax forms that may be reasonably necessary in order for Jazz not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c) Withholding Required. Notwithstanding the foregoing, if (i) Jazz (A) assigns its rights and obligations hereunder to an Affiliate or Third Party outside the United States or Ireland, or (B) exercises its rights under this Agreement through an Affiliate or Third Party outside the United States or Ireland, and (ii) in either case, solely by reason of such act by Jazz, Treaty Benefits (as defined below) that would have been available become unavailable with respect to any payment required to be made by Jazz to Concert pursuant to this Agreement, then each such payment shall be increased so that Concert receives the same net amount (after satisfaction of any withholding tax obligation on such payment, as so increased) it would have received if Treaty Benefits had been available with respect to such payment. Concert shall use

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commercially reasonable efforts to obtain available tax reductions, credits or refunds in respect of such payments. If Concert receives a refund or claims a tax credit with respect to any taxable year and relating to any amounts paid to it pursuant to this Section, then Concert shall pay Jazz an amount equal to such refund or equal to the actual reduction of Concert’s otherwise payable taxes for such year that results from such credit (but only to the extent of amounts received by Concert pursuant to this Section with respect to the taxes giving rise to such refund or credit) provided however that the determination of amounts payable by Concert shall be determined in good faith and in Concert’s sole discretion. Payments by Concert hereunder, if any, shall be paid promptly following the receipt of a refund or following the filing of the tax return on which a credit is claimed. If, with respect to the payments contemplated by this Section, any taxing authority disallows all or a portion of the applicable claimed credit or requires a return of all or any portion of the applicable refund (an “Adjustment”), then Jazz shall pay Concert an amount equal to the Adjustment. For the purposes of this Section 6.10(c), “Treaty Benefits” means an exemption from withholding tax equivalent to the exemption provided under the United States income tax treaty with Ireland.

ARTICLE 7

INTELLECTUAL PROPERTY MATTERS

7.1 Ownership of Inventions. Ownership of Information and inventions, whether or not patentable, made in the course of Concert’s performance (including through Affiliates and subcontractors) of activities under the Development Plan, including all intellectual property rights therein (collectively, “Development Inventions”) shall be as follows: (a) Jazz shall own all Development Inventions, whether made solely by employees, agents, or independent contractors of Concert or its Affiliates, or jointly by employees, agents or independent contractors of each Party or its Affiliates, that [**]. All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party. Concert hereby assigns to Jazz all of its and its Affiliates’ right, title and interest in and to the Jazz Development Inventions, and agrees to take such further actions reasonably requested by Jazz to evidence such assignment. Notwithstanding the foregoing, Jazz shall solely own all Development Data as provided in Section 4.7; provided that, notwithstanding Jazz’s ownership of Development Data, Concert shall have the right to use and disclose Development Data as reasonably necessary to file applications for and prosecute and maintain Licensed Patents in accordance with Section 7.4(b), provided that, prior to such use or disclosure of Development Data that has not already been made publicly available by Jazz, Concert presents such proposed use or disclosure and the reasons therefor to the JPC and Jazz’s representative to the JPC approves such proposed use or disclosure, such approval not to be unreasonably withheld or delayed.

7.2 Inventorship Procedure. The JPC shall, within a reasonable time after the Effective Date, establish and oversee a mutually agreeable procedure for (a) identifying Development Inventions, (b) determining inventorship of Development Inventions and (c) determining whether each such Development Invention is a Jazz Development Invention. Inventorship shall be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that Development Inventions and Development Patents are assigned to the appropriate assignee.

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7.3 Disclosure of Inventions. Concert shall promptly disclose to Jazz all Development Inventions, including any invention disclosures or similar documents submitted to it by its employees, agents or independent contractors describing Development Inventions, and all Information relating to such Development Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Development Invention.

7.4 Prosecution of Patents.

(a) General Standards.

(i) In conducting any prosecution of Licensed Patents or Development Patents claiming Jazz Development Inventions under this Section 7.4, Jazz and its Affiliates shall not disparage any Licensed Patents in connection with its communications with any patent office or other Governmental Authority, it being understood that distinguishing over Licensed Patents that are prior art shall not in and of itself be considered disparaging. The foregoing sentence shall not apply with respect to (A) any Licensed Patent that Concert first asserts in an action or proceeding against Jazz or its Affiliates or (B) with respect to any disparagement made, by a Third Party that subsequently acquires or is acquired by Jazz or its Affiliates, prior to such acquisition.

(ii) In conducting any prosecution of Licensed Patents or Development Patents claiming Jazz Development Inventions under this Section 7.4, Concert and its Affiliates shall not disparage any Patents owned or controlled by Jazz that claim, disclose or otherwise relate to Jazz Compounds, in connection with its communications with any patent office or other Governmental Authority, it being understood that distinguishing over Patents that are prior art shall not in and of itself be considered disparaging. The foregoing sentence shall not apply with respect to (A) any Patent owned or controlled by Jazz, that Jazz first asserts in an action or proceeding against Concert or any of its Affiliates or (B) with respect to any disparagement made, by a Third Party that subsequently acquires or is acquired by Concert or its Affiliates, prior to such acquisition.

(b) Licensed Patents.

(i) Decisions regarding the preparation, filing, prosecution (including oppositions, reexaminations, reissues, interferences, nullity actions, invalidation actions and post-grant reviews) and maintenance of the Licensed Patents will be made by the JPC and implemented by patent counsel selected by Concert and reasonably acceptable to Jazz or, in the case of oppositions, reexaminations, reissues, interferences, nullity actions, invalidation actions and post-grant reviews, by patent counsel selected by Jazz and reasonably acceptable to Concert; provided that (x) if the JPC is disbanded in accordance with Section 3.3(a) or (c), such decisions shall be made by the Parties or, if the Parties fail to agree within the time period set forth in Section 3.2(d), by a Third Party expert in accordance with Section 3.2(d); (y) if the JPC is disbanded in accordance with Section 3.3(b), such decisions shall be made as provided in Section 3.3 with respect to such a disbandment of the JPC; and (z) if the JPC is disbanded in accordance with Section 13.7, such decisions shall be made as provided in Section 13.7. The Parties will require

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such patent counsel to: (A) provide the JPC with a copy of each patent application within the Licensed Patents as filed, together with its filing date and serial number, (B) keep the JPC advised of the status of all communications, actual and prospective filings and submissions regarding the Licensed Patents, (C) give the JPC an opportunity to review and comment on any such communications, filings and submissions proposed to be sent to any patent office and (D) file, prosecute and maintain each Licensed Patent in each Patent Country and in each other country requested by Jazz writing, in each case in accordance with the JPC’s instructions.

(ii) The Parties shall share equally the reasonable, documented, out-of-pocket expenses incurred by the Parties in conducting the Patent Activities for Licensed Patents in the Patent Countries. Jazz shall be solely responsible for the reasonable, documented, out-of-pocket expenses incurred by the Parties in conducting Patent Activities for Licensed Patents in each other country requested by Jazz in writing.

(iii) No later than [**] days before the end of each calendar quarter, Concert shall provide Jazz with an estimate of all out-of-pocket expenses Concert has incurred to date during such calendar quarter and expects to incur during the remainder of such calendar quarter for Patent Activities for which Jazz is solely responsible pursuant to Section 7.4(b)(ii), if Concert has incurred or expects to incur any such expenses. Within [**] days after the end of each calendar quarter, if applicable, Concert shall provide Jazz with an invoice for the portion of out-of-pocket expenses incurred by Concert for Patent Activities during such calendar quarter for which Jazz is solely responsible pursuant to Section 7.4(b)(ii), along with reasonable documentation therefor. Jazz shall pay such invoice within [**] days after receipt, except to the extent disputed by Jazz in good faith (in which case, Jazz shall pay any amount determined to be payable within [**] days after the resolution of such dispute); provided that Jazz may not dispute the amounts of any Third Party invoice to the extent that such invoice is for activities that Jazz agrees are subject to Section 7.4(b)(ii). Jazz shall notify Concert if it disputes any portion of any such invoice prior to the due date for payment.

(iv) No later than [**] days before the end of each calendar quarter, Concert shall provide Jazz with an estimate of all out-of-pocket expenses Concert has incurred to date during such calendar quarter and expects to incur during the remainder of such calendar quarter for Patent Activities for which the Parties share expenses pursuant to Section 7.4(b)(ii), if Concert has incurred or expects to incur any such expenses. Within [**] days after the end of each calendar quarter, if applicable, Concert shall provide Jazz with a statement setting forth all reasonable out-of-pocket expenses incurred by Concert with respect to Patent Activities during such calendar quarter for which the Parties share expenses pursuant to Section 7.4(b)(ii), along with reasonable documentation therefor. Within [**] days after receipt thereof, Jazz shall prepare and provide to Concert a statement setting forth all reasonable out-of-pocket expenses incurred by Jazz during such calendar quarter with respect to Patent Activities for which the Parties share expenses pursuant to Section 7.4(b)(ii) and the difference between such expenses and the expenses reported by Concert in its statement submitted pursuant to this Section 7.4(b)(iv), to the extent not disputed by Jazz in good faith (in which case, Jazz shall pay any amount determined to be payable within [**] days after the resolution of such dispute); provided that Jazz may not dispute the amounts of any Third Party invoice to the extent that such invoice is for activities that Jazz agrees are subject to Section 7.4(b)(ii). Such statement shall be accompanied by reasonable documentation for Jazz’s expenses included in such statement, and either (A) an invoice for one

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half of such difference, if the amount incurred by Jazz exceeds the amount incurred by Concert or (B) payment for one half of such difference, if the amount incurred by Concert exceeds the amount incurred by Jazz. Concert shall pay each such invoice under clause (A) within [**] days after receipt thereof, except to the extent disputed by Concert in good faith (in which case, Concert shall pay any amount determined to be payable within [**] days after the resolution of such dispute); provided that Concert may not dispute the amounts of any Third Party invoice to the extent that such invoice is for activities that Concert agrees are subject to Section 7.4(b)(ii). Each Party shall notify the other Party if it disputes any portion of the other Party’s statement within [**] days after receipt thereof.

(v) If Jazz decides that it is no longer interested in paying for the prosecution or maintenance of any Licensed Patent, it shall notify Concert in writing. Thereafter, Concert shall have the right to prosecute and/or maintain such Patent, at its sole expense, and such Patent shall cease to be a Licensed Patent.

(c) Jazz Development Patents. Jazz shall have the sole right to prepare, file, prosecute and maintain Development Patents that claim Jazz Development Inventions, at Jazz’s sole cost and expense.

(d) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the Patent Activities provided above in this Section 7.4, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, and making its personnel with appropriate scientific expertise available to assist in such efforts; provided that any out-of-pocket expenses incurred in connection with such assistance and cooperation with respect to Licensed Patents under the direction of the JPC shall be shared in accordance with Section 7.4(b).

7.5 Enforcement of Licensed Patents.

(a) Notification. If either Party becomes aware of (i) any existing or threatened infringement of the Licensed Patents in the Field in the Territory, which infringing activity involves (A) the using, making, importing, exporting, offering for sale or selling Licensed Products, or (B) the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv), respectively, or (ii) a declaratory judgment action against any Licensed Patent in the Territory in connection with any infringement described in clause (i) (each of (i) and (ii), a “Product Infringement”), it shall promptly notify the other Party in writing to that effect.

(b) Enforcement Rights. Jazz shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, any Product Infringement, at Jazz’s cost and expense. If Jazz does not, within [**] days ([**] days in the case of a filing described in Section 7.5(a)(i)(B) above) after its receipt or delivery of notice under Section 7.5(a), commence a suit to enforce the applicable Patents, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then upon Jazz’s prior written consent, not to be unreasonably withheld, Concert

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shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory at its own cost and expense. Neither Party shall settle any such suit or action in any manner that would negatively impact the Licensed Patents or that would limit or restrict the ability of Jazz to sell Licensed Products or Jazz Compounds anywhere in the Territory without the prior written consent of the other Party.

(c) Collaboration. Each Party shall take reasonably requested actions, at the other Party’s expense, to enable such Party to commence a suit or take other actions under Section 7.5(b) and shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d) Expenses and Recoveries. The Party bringing or defending a claim, suit or action under Section 7.5(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: [**].

(e) Infringement of Development Patents Claiming Jazz Compound. For any and all (i) infringement of any Development Patents that involves (A) the using, making, importing, exporting, offering for sale or selling Jazz Compounds or products containing Jazz Compounds, or (B) the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a product containing a Jazz Compound as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv), respectively, or (ii) declaratory judgment actions against any Development Patent in the Territory in connection with any infringement described in clause (i), Jazz shall have the sole right to bring an appropriate suit or to take other action against any person or entity engaged in such other infringement, or to defend such declaratory judgment action, in its sole discretion, and shall bear all related expenses and retain all related recoveries; provided, however, that Jazz shall update and reasonably consult with Concert about the infringement and suit or other action. Concert shall take reasonably requested actions, at Jazz’s expense, to enable Jazz to commence a suit or take other actions under this Section 7.5(e) and shall provide to Jazz reasonable assistance in such enforcement or defense, at Jazz’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. Jazz shall not settle any such suit or action in any manner that would negatively impact the Development Patents or that would limit or restrict the ability to sell products Covered by the Development Patents anywhere in the Territory without the prior written consent of Concert.

7.6 Enforcement of Jazz Development Patents. Jazz shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly infringing any Patents claiming Jazz Development Inventions and to defend against any declaratory judgment action against any such Patents. Concert shall provide reasonable assistance to Jazz in such enforcement or defense, at Jazz’s request and expense.

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7.7 Orange Book Listing. Upon a Party’s receipt of a notice of allowance (or equivalent) of an applicable Licensed Patent, Concert shall promptly provide Jazz with all information reasonably required by Jazz to list such Licensed Patent in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory (collectively, “Orange Book and Equivalents”). Jazz shall have the sole right to determine which Licensed Patent or other patent shall be included in the Orange Book for Licensed Products and products containing Jazz Compounds.

7.8 Patent Term Extensions. Concert will cooperate with Jazz, at Jazz’s request, in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to any Licensed Patents and Licensed Products or products containing Jazz Compounds. If elections with respect to obtaining such patent term extensions are to be made, Jazz shall have the sole right to make such elections.

7.9 Personnel Obligations. Prior to beginning work under this Agreement relating to any Development of a Licensed Product, each employee, agent or independent contractor of Concert or its Affiliates shall be bound by invention assignment obligations that are consistent with the obligations of Concert in this Article 7, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Concert, as applicable, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any Patent; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) complying with obligations of confidentiality and non-use consistent with those contained in this Agreement.

7.10 Trademarks. Jazz and its Affiliates and Sublicensees shall have the right to brand the Licensed Products in the Territory using any Trademarks it determines appropriate for the Licensed Products, which may vary by country or within a country (the “New Product Marks”), provided that Jazz shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of the trademarks or house marks of Concert (including Concert’s corporate name) or any trademark confusingly similar thereto. As between the Parties, Jazz shall own all rights in the New Product Marks and shall register and maintain, in its discretion and at its own cost and expense, the New Product Marks in the countries and regions in the Territory that it determines to be appropriate. Jazz shall have the sole right, in its discretion and at its expense, to defend and enforce the New Product Marks in the Territory.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

8.2 Additional Representations and Warranties of Concert. Concert represents and warrants as of the Effective Date and, as applicable, covenants to Jazz as follows:

(a) Title; Encumbrances. Concert is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights included within the Licensed Intellectual Property, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements or encumbrances of any kind, other than licenses granted to Third Parties that are not inconsistent with the rights and licenses granted to Jazz under this Agreement. Concert has the full and legal rights and authority to license to Jazz the Licensed Intellectual Property as provided in this Agreement;

(b) Exhibit A. Exhibit A is an accurate listing by owner, inventor(s), serial number, filing date, country, and status of all patents and patent applications owned or controlled by Concert as of the Effective Date that are necessary or useful for the development, manufacture, use, offer for sale, sale or import of D-GHB Compounds. Concert has not granted any licenses under any of the Licensed Patents listed on Exhibit A, and no Affiliate of Concert or Third Party has any right, title or interest in any of the Licensed Patents listed on Exhibit A;

(c) Control. Concert Controls (i) all Patents owned, invented or licensed by Concert that are necessary or useful for the development, manufacture, use, offer for sale, sale or import of D-GHB Compounds and (ii) all Information owned, generated or licensed by Concert that is related to any D-GHB Compounds, and during the Term Concert shall not grant any rights or licenses to any Affiliate or Third Party that would result in such Patents (whether existing on the Effective Date or arising during the Term) not meeting the criteria necessary for inclusion in Licensed Patents or such Information (whether existing on the Effective Date or arising during the Term) not meeting the criteria necessary for inclusion in Licensed Know-How;

(d) Validity. There is no fact or circumstance known to Concert that would cause Concert to reasonably conclude that any issued patent included in the Licensed Patents is invalid or unenforceable;

(e) Inventorship. To Concert’s knowledge, the inventorship of each Licensed Patent is properly identified on each patent and patent application included within the Licensed Patents;

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(f) Good Standing. All official fees, maintenance fees and annuities for the Licensed Patents have been paid and all administrative procedures with Governmental Authorities have been completed for the Licensed Patents such that the Licensed Patents are subsisting and in good standing;

(g) Duty of Disclosure. Concert has complied with its duty of candor to the U.S. Patent and Trademark Office respecting the prosecution of all of the Licensed Patents;

(h) Notice of Infringement. It has not received any written notice or threat (whether written or oral) from any Third Party asserting or alleging that, nor, to Concert’s knowledge, has, any research, manufacture or development of Licensed Products by Concert prior to the Effective Date infringed the intellectual property rights of any Third Party;

(i) Notice of Misappropriation. It has not received any written notice or threat (whether written or oral) from any Third Party asserting or alleging, and there is no basis for any assertion or allegation, that any research, manufacture or development of Licensed Products by Concert prior to the Effective Date misappropriated the intellectual property rights of any Third Party;

(j) Prior Art. Concert is not aware of any reference or prior art that, in Concert’s reasonable judgment, would preclude the issuance of any claim in a Licensed Patent directed to a D-GHB Compound;

(k) No Conflicts. Concert has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Jazz under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Jazz under this Agreement, or that would otherwise materially conflict with or adversely affect Jazz’s rights under this Agreement;

(l) Third Party Technology. To Concert’s knowledge, (i) the manufacture, Development and Commercialization of Licensed Products as currently contemplated to be formulated and manufactured in accordance with the Development Plan will not infringe or misappropriate any intellectual property rights of a Third Party, and (ii) there are no pending Third Party patent applications that, if issued with their published or currently pending claims, would be infringed by the manufacture, Development or Commercialization of Licensed Products as currently contemplated to be formulated and manufactured in accordance with the Development Plan;

(m) Third Party Infringement. To Concert’s knowledge, no Third Party is infringing or has infringed any Licensed Patents or is misappropriating or has misappropriated any Licensed Know-How;

(n) No Proceeding. There are no pending, and to Concert’s knowledge, no threatened, adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Concert involving the Licensed Intellectual Property or Licensed Products;

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(o) Regulatory Communications. Concert has not received any communications from any Regulatory Authority describing any matters specific to a Licensed Product, or to any class of drugs (including deuterated compounds) to which a Licensed Product belongs, that may be necessary to be overcome in order to obtain Regulatory Approval of any Licensed Product, nor does Concert have any knowledge of any basis for such matters;

(p) Disclosure. Concert has disclosed to Jazz (i) all material written information in Concert’s possession or Control as of the Effective Date relating to Licensed Products, and (ii) all information of which it is aware or which is in its possession or Control that is material to evaluating the Licensed Patents (including information relating to the novelty, validity or sufficiency of the Licensed Patents and any challenges thereto), and all such information disclosed by Concert is, to Concert’s knowledge, true and correct;

(q) Trademarks. Concert does not Control as of the Effective Date, and will not Control during the Term, any Trademarks that are related to D-GHB Compounds; provided, however, that this Section 8.2(q) shall not restrict Concert from obtaining or maintaining Trademarks that are directed to its corporate name or logo or its generally applicable deuteration technology; and

(r) Platform Licensed Patents. There are no Platform Licensed Patents.

8.3 Mutual Covenants.

(a) No Debarment. In the course of the Development of the Licensed Product, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of Licensed Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act, or any Law enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions Convention, each as may be amended from time to time.

8.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON

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BEHALF OF A PARTY, AND (B) ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Concert. Concert shall defend, indemnify, and hold Jazz and its Affiliates and their respective officers, directors, employees, and agents (the “Jazz Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Jazz Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such Jazz Indemnitee to the extent arising from or based on (a) the research or Development of Licensed Products by or on behalf of Concert or its Affiliates prior to the Effective Date, (b) performance by Concert, its Affiliates or Third Party subcontractors engaged by Concert of the activities allocated to Concert under the Development Plan, (c) the breach of any of Concert’s obligations, representations or warranties under this Agreement, or (d) the willful misconduct or negligent acts of Concert or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Jazz Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Concert’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.2(b) or 9.2(c) for which Jazz is obligated to indemnify the Concert Indemnitees under Section 9.2.

9.2 Indemnification by Jazz. Jazz shall defend, indemnify, and hold Concert and its Affiliates and their respective officers, directors, employees, and agents (the “Concert Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Concert Indemnitees, resulting from any Claims against such Concert Indemnitee to the extent arising from or based on (a) the Development or Commercialization of Licensed Products by or on behalf of Jazz or its Affiliates or Sublicensees (other than by Concert or its Affiliates or Third Party subcontractors), (b) the breach of any of Jazz’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of Jazz or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Concert Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Jazz’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.1(c) or 9.1(d) for which Concert is obligated to indemnify the Jazz Indemnitees under Section 9.1.

9.3 Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not

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settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 9.

9.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2 OR DAMAGES AVAILABLE FOR BREACH OF THE OBLIGATIONS SET FORTH IN ARTICLE 10.

9.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party and for the [**] year period thereafter. It is understood that such insurance shall not be construed to create a limitation of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [**] days prior to the cancellation or non-renewal of such insurance. Concert’s out-of-pocket costs incurred to obtain clinical trial insurance for clinical trials conducted by Concert pursuant to the Development Plan shall be included in the Development Budget and paid by Jazz to Concert pursuant to Section 6.2(a)(ii).

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Each Party agrees that, during the Term and for a period of [**] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in or permitted under this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or any of its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party or any of its Affiliates and other than through any act or omission of the receiving Party or any of its Affiliates in breach of this Agreement;

(d) was disclosed to the receiving Party or any of its Affiliates by a Third Party who has a legal right to make such disclosure and who did not obtain such information under obligations of confidentiality directly or indirectly to the other Party; or

(e) was independently discovered or developed by the receiving Party or any of its Affiliates without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

Notwithstanding the definition of “Confidential Information” in Article 1, (i) all Jazz Development Inventions and Development Data, whether generated by one Party or both Parties, shall be deemed the Confidential Information of Jazz and not the Confidential Information of Concert and Concert shall not be permitted to claim an exemption from the obligations set forth in this Section 10.1 on account of such Information satisfying the criteria set forth in subsection (a) or (e) and (ii) all Licensed Know-How that solely and specifically relates to Licensed Products shall be deemed to be both the Confidential Information of Jazz and the Confidential Information of Concert and Concert shall not be permitted to claim an exemption from the obligations set forth in this Section 10.1 on account of such Information satisfying the criteria set forth in subsection (a) or (e). Jazz shall nevertheless be permitted to use and disclose in confidence (and to permit its disclosees to use and further disclose in confidence) the Licensed Know-How in connection with all activities permitted pursuant to Sections 2.1(a), 2.1(e), 2.1(f) and 2.2(a).

10.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement:

(a) to its Affiliates and its and their employees, agents, consultants, contractors, licensees or Sublicensees to the extent such disclosure is reasonably necessary for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(b) to the extent such disclosure is reasonably necessary in filing or prosecuting (but as to the use of Development Data, subject to Section 7.1) patent applications (provided that the disclosing Party obtains the prior written approval of the other Party, such approval not to be unreasonably withheld) or preparing and submitting filings to or otherwise communicating with Regulatory Authorities in connection with a Licensed Product (provided that such disclosing Party is the Party responsible for such filings pursuant to Section 4.9); provided, however, that the receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information that is reasonably necessary or required to be furnished for such purposes;

(c) to the extent such disclosure is made in communications with existing or bona fide prospective or actual acquirers, merger partners, lenders or investors of the receiving

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Party for the sole purpose of such third party evaluating or consummating an actual or potential investment, loan, acquisition, merger or similar transaction; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and ensure that each such disclosee is bound by obligations of confidentiality and non-use (except for the purpose explicitly contemplated in this Section 10.2(c));

(d) to the extent such disclosure is reasonably necessary to comply with applicable Laws promulgated or enforced by the U.S. Securities and Exchange Commission or regulations promulgated by applicable security exchanges, provided, however, that Section 10.4(d) shall apply with respect to any requirement to file a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities; or

(e) to the extent such disclosure is reasonably necessary to comply with applicable Laws (other than those described in (d) above) or is required to be disclosed by court order, administrative subpoena or order of a governmental authority; in each case provided that the Party with such disclosure obligation shall promptly notify the other Party of such required disclosure and, if requested by the other Party in writing, shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

10.3 Technical Publication.

(a) Concert may not publish peer reviewed manuscripts, or provide or engage in other forms of public disclosure including submission or publication of abstracts or other manuscripts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to a Licensed Product, without the prior written consent of Jazz; provided that Concert shall have the right to publish, without Jazz’s prior written consent, data previously published or publicly disclosed by Jazz, provided that such data is, to Concert’s knowledge, accurately presented and proper attribution is given to Jazz.

(b) For the avoidance of doubt, Jazz shall have the right to publish and otherwise publicly disclose all Development Data, including Information concerning clinical trials of Licensed Products, including on clinicaltrials.gov; provided that with respect to publication of Development Data in a scientific journal, Jazz shall provide Concert written notice of such intended publication, along with a copy of such publication, [**] Business Days prior to such publication, and with respect to other public disclosures of Development Data, Jazz shall endeavor to notify Concert about such intended public disclosure as soon as is practicable.

10.4 Publicity.

(a) The Parties agree that the terms of this Agreement are the Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms as otherwise permitted in Section 10.2 or this Section 10.4.

(b) The Parties shall issue a joint press release of the execution of this Agreement and its terms in the form attached as Exhibit D (together with any mutually agreed modifications thereto), which shall be issued at a mutually agreed time after the Effective Date.

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(c) After release of such press release, if either Party desires to make a further press release or other public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by applicable Laws, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. Each such announcement shall contain appropriate references to the other Party if so requested. In addition, Concert shall have the right, with Jazz’s prior written consent, not to be unreasonably withheld or delayed, to issue press releases announcing the achievement of milestones under Section 6.3. A Party commenting on such a proposed announcement shall provide its comments, if any, within [**] Business Days after receiving the draft announcement for review. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Article 10, provided such information remains accurate as of such time.

(d) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Notwithstanding anything in this Agreement to the contrary, such Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms included in this Agreement to the extent such confidential treatment is reasonably available to such Party. In the event a Party is required to make any such filing, such Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the requirements of Laws as applicable to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country (but not the earlier termination of this Agreement), the licenses granted by Concert to Jazz under Section 2.1(a) with respect to such Licensed Product and such country shall become fully-paid, royalty free and exclusive.

11.2 Unilateral Termination by Jazz. Jazz may terminate this Agreement on a country-by-country basis or in its entirety, for any or no reason upon ninety (90) days prior written notice to Concert.

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11.3 Termination by Either Party for Material Breach.

(a) Material Breach. Subject to Section 11.3(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [**] days from the date of such notice; provided that if such breach is not a payment breach and is not reasonably capable of cure within such [**]-day period, the breaching Party may submit a reasonable cure plan prior to the end of such [**]-day period, in which case the other Party shall not have the right to terminate this Agreement so long as the breaching Party cures such material breach within an additional [**] days.

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.3(a), and such alleged breaching Party provides the other Party written notice of such dispute within such [**] day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 11.3(a) for so long as the alleged breaching Party continues to dispute in good faith the existence or materiality of the alleged breach unless and until an arbitrator, in accordance with Article 12, has determined that the alleged breaching Party has materially breached the Agreement and failed to cure such breach within [**] days (or [**] days if such breach is not a payment breach and is not reasonably capable of cure within [**] days) from the date of such determination of material breach. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.4 Termination for Abandonment. Concert may terminate this Agreement on account of Jazz’s abandonment of all Development and Commercialization of all Licensed Products as follows:

(a) If the board of directors or the executive committee (or successor thereto) of Jazz makes a decision to permanently cease all Development and Commercialization of all Licensed Products (including by Jazz’s Affiliates and Sublicensees), then Concert may terminate this Agreement upon written notice to Jazz. Jazz shall notify Concert promptly upon making such decision; or

(b) If Jazz and its Affiliates and Sublicensees do not conduct any Activities (as defined below) with respect to the Development or Commercialization of any Licensed Products for a period of [**] consecutive days or more [**], then Concert may provide Jazz with a written notice of its intent to terminate this Agreement pursuant to this Section 11.4(b) and Concert may terminate this Agreement upon subsequent written notice to Jazz, which subsequent notice shall not be issued any sooner than [**] days after Jazz’s receipt of Concert’s initial notice pursuant to this Section 11.4(b) and shall not be issued if, after Jazz’s receipt of Concert’s initial notice but prior to the issuance of such subsequent notice, Jazz or its Affiliate or Sublicensee conducts any Activities with respect to the Development or Commercialization of any Licensed Products. For the purposes of this Section 11.4(b), “Activities” shall include [**] activities with respect to the Development or Commercialization of a Licensed Product, including without limitation [**] in the case of each of the foregoing, to the extent such activity, or such activities in the aggregate during the applicable time period, is or are non-trivial and performed for the purpose of progressing the Development or Commercialization of any Licensed Product. “Activities” also include [**]. For clarity, if such circumstances exist and [**] then Concert shall not have the right to send any notice pursuant to this Section 11.4(b) or to terminate this Agreement pursuant to this Section 11.4(b). In addition, if [**], and [**] or [**] and [**], then the [**] shall be deemed to be a period in which Jazz or its Affiliate or Sublicensee is conducting Activities with respect to the Development or Commercialization of any Licensed Products, and Concert shall not have the right to send any notice pursuant to this Section 11.4(b) or to terminate this Agreement pursuant to this Section 11.4(b) during any such period. For further clarity, if [**], then each period [**] the calculation of the [**] periods for the purposes of determining whether Concert has the right to send any notice pursuant to this Section 11.4(b) or to terminate this Agreement pursuant to this Section 11.4(b).

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11.5 Effects of Termination. Upon any termination (but not expiration) of this Agreement with respect to one or more countries or in its entirety, the following shall apply:

(a) Licenses.

(i) All licenses granted to Jazz or Concert under this Agreement shall terminate for the terminated countries (or if this Agreement is terminated in its entirety, for the Territory), except for the license granted in Section 2.2(a), which shall survive termination.

(ii) Upon Concert’s request within [**] days after the effective date of termination, (1) Jazz and Concert shall negotiate in good faith to agree upon commercially reasonable royalties to be paid by Concert to Jazz in consideration for the license set forth in part (2) of this Section 11.5(a)(ii) and (2) upon reaching such agreement, Jazz shall grant Concert a non-exclusive, royalty-bearing license, with the right to sublicense through multiple tiers, under the Joint Patents and other Patents Controlled by Jazz or any of its Affiliates (excluding Patents claiming Jazz Development Inventions) that claim Information and inventions made in the course of development of Licensed Products, to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field in the terminated countries (or if this Agreement is terminated in its entirety, in the Territory).

(b) Confidential Information. All Licensed Know-How shall be deemed solely the Confidential Information of Concert.

(c) Publications.

(i) Concert, and not Jazz, shall thereafter have the right to publish those clinical trial and other results that are generated after the effective date of termination with respect to Concert’s development and commercialization activities relating to Licensed Products.

(ii) After termination of this Agreement in its entirety pursuant to Section 11.2, Jazz shall not publish clinical trial and other scientific results that concern a Licensed Product and that were generated during the term of this Agreement unless: (A) such results are presented in such publication in a factual and accurate manner that is not misleading; (B) such publication does not omit material Information in Jazz’s possession and control that would result in an interpretation of such results that is materially more favorable, with respect to the safety or efficacy of the Licensed Product, than the interpretation set forth in such publication; (C) such publication complies with applicable, then current industry standards; (D) Jazz submits a copy of such publication to Concert a reasonable time in advance of its intended publication; (E) Jazz implements all reasonable comments that are provided by Concert in a timely manner; and (F) Jazz obtains Concert’s prior written consent before publishing such publication, provided that (1) such consent shall not be unreasonably withheld or delayed and (2) such consent need not be obtained by Jazz where such publication is reasonably required by applicable Law, court order, administrative subpoena, or order of a Governmental Authority or reasonably necessary for compliance with industry norms regarding data dissemination. Further, following such termination, Jazz shall not issue any press releases or other public disclosure relating to the Licensed Products unless such press release or other public disclosure relating to the Licensed Products falls within an exception listed in Section 10.4, is reasonably necessary to comply with

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applicable Laws, or is required to be disclosed by court order, administrative subpoena or order of a governmental authority; provided, however, that the restrictions set forth in this Section 11.5(c)(ii) shall not be interpreted as limiting Jazz’s ability to issue press releases or other public disclosures regarding Jazz Compounds or disclosing customary, non-scientific information including the fact that this Agreement has been terminated or that Jazz is no longer developing or commercializing Licensed Products in the Field.

(d) Cessation of Development and Commercialization. In the event that Jazz terminates this Agreement with respect to a country or countries (but not in its entirety) pursuant to Section 11.2 during the Royalty Term for any Licensed Product in such country, Jazz shall not undertake any further development or commercial activities for such Licensed Product in the Field in such country during the Royalty Term therefor and Jazz shall no longer have any payment or diligence obligations with respect to such terminated country or countries; provided that, Jazz may subsequently continue or recommence its development or commercialization activities with respect to such Licensed Product in the Field in a terminated country during the Royalty Term for such Licensed Product in such country by providing Concert with notice thereof. If Jazz provides such notice [**] or [**] any receipt by Jazz of a notice from Concert pursuant to this Section 11.5(d) with respect to such Licensed Product in such country, then all of Jazz’s payment obligations to Concert under this Agreement with respect to such Licensed Product in such terminated country shall again apply to such continued or recommenced development or commercialization activities notwithstanding such termination, and Jazz’s licenses pursuant to Sections 2.1(a) and 2.1(f) with respect to such Licensed Product in such terminated country shall again apply with respect thereto notwithstanding Section 11.5(a)(i). Concert shall notify Jazz in writing promptly if Concert intends, within a reasonable period of time, to (i) initiate development or commercialization activities upon such Licensed Product in the Field in a terminated country or (ii) grant to a Third Party a license under the Licensed Intellectual Property to develop and commercialize such Licensed Product in the Field in a terminated country. Concert shall not initiate development or commercialization activities upon such Licensed Product in the Field in a terminated country or grant a license to a Third Party under the Licensed Intellectual Property to develop and commercialize such Licensed Product in the Field in a terminated country unless (A) Concert provides Jazz with notice pursuant to the preceding sentence and (B) Jazz does not, [**] its receipt of such notice, provide notice to Concert of Jazz’s intent to continue or recommence its development or commercialization activities with respect to such Licensed Product in the Field in a terminated country. If Jazz recommences its development or commercialization activities with respect to such Licensed Product in the Field in a terminated country during the Royalty Term for such Licensed Product in such country and provides notice to Concert thereof at any time that is [**] after Jazz’s receipt of a notice from Concert pursuant to this Section 11.5(d), then Jazz will not have any payment obligations to Concert under this Agreement or any licenses from Concert under this Agreement with respect to such Licensed Product in such terminated country. Notwithstanding Section 11.6, this Section 11.5(d) shall terminate and have no further force or effect upon any termination of this Agreement pursuant to Section 11.3 or 11.4.

(e) Other Obligations. Jazz’s obligations pursuant to Sections 4.3(a) and 5.2 shall terminate and, except for those payment obligations that accrued prior to termination, Jazz shall not have any obligations to make any payments to Concert after termination.

(f) Wind-Down. Upon receipt of a termination notice from Jazz during the conduct of the Development Program, Concert shall immediately commence winding down its activities under the Development Plan and shall use best efforts not to incur any additional Development expenses; provided that if this Agreement is terminated only with respect to certain countries, this Section 11.5(f) shall apply to activities with respect to such terminated countries only.

(g) Prosecution and Maintenance of Development Patents.

(i) Subject to the remainder of this Section 11.5(g)(i), Jazz shall have the first right to prepare, file, prosecute and maintain the Joint Patents in the terminated countries, at Jazz’s sole cost and expense. Jazz shall provide Concert reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patents, as follows. Jazz shall provide Concert with copies of all material communications from any patent authority regarding such Joint Patents, and shall provide Concert, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. Jazz shall consider in good faith and shall implement as appropriate any reasonable comments thereto provided by Concert in connection with the prosecution of such Joint Patents. If Jazz decides to cease the prosecution or maintenance of any such Joint Patent, it shall notify Concert in writing sufficiently in advance so that Concert may, at its discretion, assume the responsibility for the prosecution or maintenance of such Patents, at Concert’s cost and expense. If Concert assumes such responsibility, Concert shall provide Jazz with copies of all material communications from any patent authority regarding such Joint Patents, shall provide Jazz, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such

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filings or responses and shall consider in good faith and shall implement as appropriate any reasonable comments thereto provided by Jazz in connection with the prosecution of such Joint Patents.

(ii) Subject to the remainder of this Section 11.5(g)(ii), Concert shall have the first right to prepare, file, prosecute and maintain those Development Patents in the terminated countries that are solely owned by Concert, at its sole cost and expense. Concert shall provide Jazz reasonable opportunity to review and comment on such prosecution efforts regarding those Development Patents in the terminated countries that are solely owned by Concert and that are related to Jazz Compounds or products containing Jazz Compounds, or that are useful in connection with the development and commercialization of Jazz Compounds or products containing Jazz Compounds, (collectively, the “Jazz-Related Post-Termination Patents”) as follows. Concert shall provide Jazz with copies of all material communications from any patent authority regarding the Jazz-Related Post-Termination Patents, and shall provide Jazz, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. Concert shall consider in good faith and shall implement as appropriate any reasonable comments thereto provided by Jazz in connection with the prosecution of such Jazz-Related Post-Termination Patents, to the extent related to Jazz Compounds. If Concert decides to cease the prosecution or maintenance of any Jazz-Related Post-Termination Patents, it shall notify Jazz in writing sufficiently in advance so that Jazz may, at its discretion, assume the responsibility for the prosecution or maintenance of such Jazz-Related Post-Termination Patents, at Jazz’s cost and expense.

(iii) Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 11.5(g), including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, and making its personnel with appropriate scientific expertise available to assist in such efforts.

(h) Enforcement of Development Patents.

(i) Section 7.5(e) shall survive termination and remain in effect with respect to all Development Patents.

(ii) If either Party becomes aware of any existing or threatened infringement of the Joint Patents in the terminated countries, it shall promptly notify the other Party in writing to that effect. With respect to any such infringement that is not subject to Section 7.5(e), the Parties will consult with each other regarding any actions to be taken with respect to such infringement, and unless the Parties agree otherwise in writing, each Party shall have the right to exercise all rights such Party has with respect to such infringement, at its sole expense, and to retain all resulting recoveries.

(i) Jazz Materials and Information. Concert will have rights to materials, Information, Regulatory Materials and intellectual property rights (other than the Patents included in the license to be granted pursuant to Section 11.5(a)(ii)) of Jazz related to the Licensed Products under those terms and conditions, including financial terms, as may be agreed by the Parties in writing (if at all) upon termination of this Agreement.

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11.6 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.2, 4.7 (sixth sentence only), 4.9(b) (proviso in second sentence only), 6.9, 6.10, 7.1, 7.4(c), 7.4(d) (solely with respect to Jazz’s Patent Activities pursuant to Section 7.4(c)), 7.5(e), 7.6, 8.4, 10.1, 10.2, 10.3(a), 10.4(a), 10.4(c), 11.5, 11.6, 12.2-12.11, 13.2, 13.4, 13.5, 13.6, 13.8, 13.10 and 13.11 and Article 9.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from the JSC for which Jazz has final decision-making authority, disputes arising from the JPC for which an independent Third Party expert has final decision-making authority, or disputes resolved pursuant to Section 12.11), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Parties’ respective Executive Officers. If the matter is not resolved within [**] days following the written request for discussions, either Party may then invoke the provisions of Section 12.2.

12.2 Arbitration. Any Dispute that is not resolved pursuant to Section 12.1, except for a dispute, claim or controversy under Section 12.10, shall be settled by binding arbitration administered by JAMS before one arbitrator pursuant to the Streamlined Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The arbitration will be conducted in New York, New York, and the Parties consent to the personal jurisdiction of the U.S. federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

12.3 Governing Law. Resolution of all Disputes and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.4 Decision. The arbitrator shall issue a reasoned opinion following a full comprehensive hearing, no later than [**] months following the selection of the arbitrator as provided for in Section 12.2.

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12.5 Award. Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing it finds is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also be entitled to award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 12, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in the Federal District Court in the Southern District of New York and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

12.6 Costs. Except as set forth in Section 12.5, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

12.7 Injunctive Relief. Nothing in this Article 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

12.8 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable Laws (including those promulgated or enforced by the U.S. Securities and Exchange Commission) or regulations promulgated by applicable security exchanges, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable Laws (including those promulgated or enforced by the U.S. Securities and Exchange Commission) or regulations promulgated by applicable security exchanges.

12.9 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

12.10 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the manufacture, use, importation, offer for sale or sale of a Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

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12.11 Post-Change of Control Disputes Concerning Licensed Know-How, Licensed Patents or Exclusivity.

(a) Licensed Know-How. If Jazz inquires in good faith with Concert regarding whether certain Information that has not been disclosed to Jazz pursuant to Section 4.6 is Licensed Know-How and Jazz has a reasonable basis for making such inquiry, then Concert shall respond promptly to Jazz’s inquiry. If Concert responds that any such Information is excluded from Licensed Know-How and Jazz is not satisfied with Concert’s response, then upon the request of Jazz, the Parties shall pick a mutually acceptable independent Third Party expert with appropriate qualifications and experience in pharmaceutical development and intellectual property matters to evaluate evidence presented by Concert pursuant to this Section 12.11(a) and determine whether such Information is excluded from Licensed Know-How. If the Parties fail to agree upon an expert within [**] Business Days after Jazz’s request, then each Party shall select an independent Third Party individual with appropriate qualifications and experience in pharmaceutical development and intellectual property matters, and the two selected individuals shall select an expert, with comparable independence, qualifications and experience, within [**] Business Days of selection of the two individuals. Concert shall promptly submit to the independent Third Party expert appointed pursuant to this Section 12.11(a) evidence as to whether such Information is Licensed Know-How; Concert shall supply such evidence in good faith, and shall not provide evidence that is, or is presented in a manner that is, inaccurate or misleading. [**]. Concert shall not omit any material evidence as to whether the Information is Licensed Know-How. The expert shall evaluate such evidence and determine within [**] Business Days of such submission whether such Information is Licensed Know-How and shall inform both Parties of her or his determination (without disclosing any Information to Jazz that is not Licensed Know-How), which shall be binding on the Parties with respect to the inclusion or exclusion of such Information in or from Licensed Know-How. The Parties shall share equally the costs of such expert.

(b) Licensed Patents. If a Change of Control of Concert occurs and Jazz subsequently brings to Concert’s attention a Patent [**] that Jazz believes may be a Licensed Patent, then Concert shall respond promptly to Jazz’s inquiry. If Concert responds to Jazz’s inquiry by asserting that the Patent is not a Licensed Patent because it is excluded from Licensed Patents pursuant to part (b)(i) of the last sentence of Section 1.57 and Jazz is not satisfied with Concert’s response, then at Jazz’s request the Parties shall pick a mutually acceptable independent Third Party expert with appropriate qualifications and experience in pharmaceutical development and intellectual property matters to evaluate evidence presented by Concert pursuant to this Section 12.11(b) and determine whether such Patent is excluded from Licensed Patents pursuant to part (b)(i) of the last sentence of Section 1.57. If the Parties fail to agree upon an expert within [**] Business Days after Jazz’s request, then each Party shall select an independent Third Party individual with appropriate qualifications and experience in pharmaceutical development and intellectual property matters, and the two selected individuals shall select an expert, with comparable independence, qualifications and experience, within [**] Business Days of selection of the two individuals. Concert shall promptly submit to the independent Third Party expert appointed pursuant to this Section 12.11(b) evidence as to whether such exclusions apply; Concert shall supply such evidence in good faith, and shall not provide evidence that is, or is presented in a manner that is, inaccurate or misleading. [**]. Concert shall not omit any material evidence as to whether the Patent is a Licensed Patent. The Third Party expert shall evaluate such evidence and

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determine within [**] Business Days of such submission whether the exclusions apply and shall inform both Parties of his or her determination, which shall be binding on the Parties with respect thereto. The Parties shall share equally the costs of such expert. For clarity, such expert shall not determine whether such Patent is reasonably required to manufacture, use, offer for sale, sell or import any D-GHB Compound.

(c) Exclusivity. If a Change of Control of Concert occurs and Jazz subsequently brings to Concert’s attention any research, development, manufacture or commercialization activities [**] wherein Jazz believes that such activities may violate the exclusivity obligations set forth in Section 2.3, then Concert shall respond promptly to Jazz’s inquiry. If Concert responds to Jazz’s inquiry by asserting that the activities are permitted pursuant to the proviso in the penultimate sentence of Section 2.3 and Jazz is not satisfied with Concert’s response, then at Jazz’s request the Parties shall pick a mutually acceptable independent Third Party expert with appropriate qualifications and experience in pharmaceutical research, development, manufacture or commercialization (as applicable) to evaluate evidence presented by Concert pursuant to this Section 12.11(c) [**]. If the Parties fail to agree upon an expert within [**] Business Days after Jazz’s request, then each Party shall select an independent Third Party individual with appropriate qualifications and experience in pharmaceutical research, development, manufacture or commercialization (as applicable), and the two selected individuals shall select an expert, with comparable independence, qualifications and experience, within [**] Business Days of selection of the two individuals. Concert shall promptly submit to the independent Third Party expert appointed pursuant to this Section 12.11(c) evidence as to whether the exclusions set forth in parts (A) and (B) of the proviso in the penultimate sentence of Section 2.3 apply with respect to such activities; Concert shall supply such evidence in good faith, and shall not provide evidence that is, or is presented in a manner that is, inaccurate or misleading. [**]. Concert shall not omit any material evidence as to whether the exclusions set forth in parts (A) and (B) of the proviso in the penultimate sentence of Section 2.3 apply with respect to such activities. The Third Party expert shall evaluate such evidence and determine within [**] Business Days of such submission whether such exclusions apply to such activities and shall inform both Parties of his or her determination, which shall be binding on the Parties with respect to such activities to the extent performed prior to the date of such determination. The Parties shall share equally the costs of such expert.

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement and the Feasibility Agreement; provided that the provisions of the Feasibility Agreement specified therein as surviving termination thereof shall remain in effect, except for Section 6, which is hereby terminated. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement or the Feasibility Agreement. There are no covenants, promises, agreements, warranties,

50.

representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 13.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other applicable Laws. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b) The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c) Any intellectual property provided pursuant to the provisions of this Section 13.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d) Notwithstanding anything to the contrary in Article 7, in the event that Concert is the Bankrupt Party and is no longer performing its applicable obligations under Article 7, Jazz may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Licensed Patent licensed to Jazz under this Agreement without being required to consult with Concert before taking any such actions, provided that such actions are consistent with this Agreement.

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13.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

13.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Concert:

Concert Pharmaceuticals, Inc.

99 Hayden Avenue, Suite 500

Lexington, Massachusetts 02421

USA

Attn.: Chief Executive Officer

Facsimile: 1.781.674.5309

With a copy (which shall not constitute notice) to:

WilmerHale LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Barrett, Esq.

Telephone: (617) 526-6000

Facsimile: (617) 526-5000

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If to Jazz:

Jazz Pharmaceuticals Ireland Limited

Fourth Floor, Connaught House

One Burlington Road, Dublin 4

Ireland

Attention: Fintan Keegan, Director

Facsimile: +353.1.634.7850

With a copy to (which shall not constitute notice):

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

USA

Attn: General Counsel

And a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

USA

Attn: Marya A. Postner

Fax: 650-849-7400

13.5 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a person or entity are also to its permitted successors and assigns; (v) the use of any gender shall be applicable to all genders; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; (vii) the word “any” shall mean “any and all” unless otherwise indicated by context; and (viii) the word “or” means in the alternative or together, i.e., “and/or”.

13.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates,

53.

whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.6 shall be null, void and of no legal effect.

13.7 Change of Control of Concert. Within [**] after the effectiveness of a Change of Control of Concert, Concert shall notify Jazz in writing of the occurrence of such Change of Control and shall identify its Acquiror and, to the extent not prohibited by confidentiality obligation, shall answer Jazz’s reasonable questions regarding such Change of Control. Following the effectiveness of a Change of Control of Concert, Jazz shall have the right (but not the obligation), to disband one or both of the JPC and the JSC, effective upon written notice to Concert (or on such later date as specified in such notice). Upon effectiveness of such disbanding of the JSC, Jazz shall have the right to make all decisions previously within the purview of the JSC at its sole discretion, without any obligation to consult with Concert, except that Jazz shall not have the right to amend the Development Plan in a manner that would have been restricted pursuant to Section 3.1(d) if the JSC had not been disbanded. Upon effectiveness of such disbanding of the JPC, Jazz shall have the right to control the preparation, filing, prosecution and maintenance of the Licensed Patents that are not Platform Licensed Patents and references in this Agreement to the JPC with respect to such Licensed Patents shall thereafter be deemed to be references to Jazz; provided that (a) Jazz shall use the same patent counsel that is then being used by the Parties in connection with such activities, unless Jazz has a reasonable basis for changing patent counsel (including competence, cost or conflict), (b) Concert shall have the right to review and comment on such efforts and to assume the prosecution and maintenance of any such Licensed Patents that Jazz decides to abandon, (c) Jazz shall take reasonable steps to prosecute and maintain such Licensed Patents, subject to applicable Laws, and (d) Jazz shall not narrow the scope of any claims in such Licensed Patents for the sole purpose of reducing Jazz’s royalty payments to Concert under Section 6.5. Upon effectiveness of such disbanding of the JPC, any decisions previously within the purview of the JPC that pertain to a Platform Licensed Patent shall be made by Concert, and references in this Agreement to the JPC with respect to such Platform Licensed Patents shall thereafter be deemed to be references to Concert; provided that (1) such decisions shall be implemented by patent counsel selected by Concert, (2) Jazz shall have the right to review and comment on Concert’s preparation, filing, prosecution and maintenance of such Platform Licensed Patents, and Concert will provide all relevant and material documents to Jazz sufficiently in advance of any deadline such that Jazz may reasonably exercise such comment right, (3) Concert shall reasonably consider all such comments provided by Jazz, and (4) to the extent that Concert disagrees with any such comments provided by Jazz with respect to any matter, such matter will be decided by an independent Third Party expert in accordance with the terms of Section 3.2(d).

13.8 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

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13.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

13.12 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

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In Witness Whereof, the Parties have executed this Development and License Agreement by their duly authorized officers as of the Effective Date.

JAZZ PHARMACEUTICALS IRELAND LIMITED		CONCERT PHARMACEUTICALS, INC.

By:	/s/ Fintan Keegan	By:	/s/ Roger Tung
Name:	Fintan Keegan	Name:	Roger Tung
Title:	EVP TECH OPS	Title:	Chief Executive Officer

Signature Page to Development and License Agreement

LIST OF EXHIBITS:

Exhibit A:	Licensed Patents as of the Effective Date

Exhibit B:	Patent Countries

Exhibit C:	Initial Development Plan

Exhibit D:	Joint Press Release

LIST OF SCHEDULES:

Schedule 1.25 D-GHB Compound

Schedule 1.47 Jazz Compound

Exhibit A

Licensed Patents as of the Effective Date

Title / Inventors: [**]

Country	Application Number	Filing Date	Status	Attorney Docket #
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Title / Inventor: [**]

Country	Application Number	Filing Date	Status	Attorney Docket #
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Title / Inventors: [**]

Country	Application Number	Filing Date	Status	Attorney Docket #
[**]	[**]	[**]	[**]	[**]

Exhibit B

Patent Countries

[**]

Exhibit C

Initial Development Plan

Exhibit C: Initial Development Plan for D-GHB (Updated Feb 2013)

Timeline

[**]

1	CONFIDENTIAL

Timeline Key Assumptions:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

2	CONFIDENTIAL

Estimated Budget FY13

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

3	CONFIDENTIAL

Exhibit D

Joint Press Release

NEWS RELEASE

For Additional Information Contact:

Jazz Pharmaceuticals Kathee Littrell (Investors) + 1 650 496 2717 (US) + 353 1 634 7887 (Ireland)	Concert Pharmaceuticals Justine Koenigsberg (Investors) 781-674-5284 ir@concertpharma.com

Ami Knoefler (Media) + 1 650 496 2947 (US) + 353 1 638 1032 (Ireland)	Kathryn Morris (Media) The Yates Network 845-635-9828

DRAFT ** NOT FOR IMMEDIATE RELEASE * confidential

Jazz Pharmaceuticals plc and Concert Pharmaceuticals Announce Worldwide

Licensing Agreement to Develop and Commercialize Deuterium-Modified

Sodium Oxybate

DUBLIN and Lexington, MA (February 26, 2013) - Jazz Pharmaceuticals plc (Nasdaq: JAZZ) and Concert Pharmaceuticals, Inc. today announced an exclusive license agreement that provides Jazz Pharmaceuticals worldwide rights to develop and commercialize Concert’s deuterium-modified sodium oxybate (D-SXB) compounds, including C-10323.

Sodium oxybate is the active ingredient in Xyrem®, a prescription medicine marketed in the United States by Jazz Pharmaceuticals to treat two of the key symptoms of narcolepsy, a serious neurological disorder that affects approximately 157,000 people in the United States.

Under the agreement, Jazz Pharmaceuticals will have worldwide commercial rights to C-10323, as well as principal responsibility for ongoing development activities. Concert will receive an upfront payment and is eligible to receive additional milestone payments as well as tiered royalties based on potential worldwide sales of any D-SXB products.

“This collaboration reflects our deep commitment to patients with narcolepsy and to improving their care with safe and effective treatment options,” said Jeffrey Tobias, MD, executive vice president of research and development and chief medical officer of Jazz Pharmaceuticals. “Our agreement with Concert on the D-SXB program provides an excellent opportunity for us to explore the potential of deuterium technology in this important area. We look forward to advancing this program into clinical testing in order to further evaluate its potential to provide benefits for patients with narcolepsy.”

“Preclinical data indicate that selective deuterium incorporation can stabilize sodium oxybate in vivo and we are eager to see how this improvement in metabolic properties is reflected in the clinical performance of D-SXB,” said Roger Tung, Ph.D., president and chief executive officer of Concert Pharmaceuticals. “This collaboration with Jazz Pharmaceuticals allows us to progress our deuterium-modified sodium oxybate program with a partner that has extensive development and commercial experience and is a leader in the narcolepsy field.”

Through Concert’s DCE Platform® (Deuterated Chemical Entity), Concert has developed a number of deuterium-containing analogs of sodium oxybate. C-10323 has emerged as the lead compound based on in vivo preclinical testing that demonstrated prolonged pharmacokinetic profile and reduced variability as a result of its specific deuterium modification pattern. The companies plan to submit an investigational new drug (IND) application for C-10323 later this year.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing innovative products that address unmet medical needs. The company has a diverse portfolio of products in the areas of narcolepsy, oncology, pain and psychiatry. The company’s U.S. marketed products in these areas include: Xyrem® (sodium oxybate) oral solution, Erwinaze® (asparaginase Erwinia chrysanthemi), Prialt® (ziconotide) intrathecal infusion, Luvox CR® (fluvoxamine maleate), FazaClo® (clozapine, USP) HD and FazaClo LD. Outside of the U.S., Jazz Pharmaceuticals also has a number of products marketed by its EUSA Pharma division. For further information, see www.jazzpharmaceuticals.com.

About Concert Pharmaceuticals

Concert Pharmaceuticals is a clinical stage biotechnology company focused on applying the company’s DCE Platform® (deuterated chemical entity platform) to create novel and differentiated small molecule drugs. Concert’s approach leverages decades of pharmaceutical and clinical experience to reduce the time, risk and expense needed to create important new medicines. The company has a broad research pipeline addressing renal disease, hematologic disorders, CNS disorders and other therapeutic areas. Founded in 2006, Concert has raised more than $110 million of venture and institutional capital. For more information on Concert Pharmaceuticals, please visit www.concertpharma.com.

About Xyrem

Xyrem® (sodium oxybate) oral solution is indicated for the treatment of cataplexy and excessive daytime sleepiness (EDS) in patients with narcolepsy and may be dispensed only to patients enrolled in the Xyrem Success Program®. Xyrem is the only product approved by the FDA for the treatment of cataplexy and EDS in narcolepsy, a serious neurological disorder. Xyrem was first approved in the U.S. in 2002. The Xyrem Success Program is a proprietary program to ensure the safe use of Xyrem and minimize the risk of abuse, misuse, and diversion of sodium oxybate. Xyrem is available only by prescription from physicians enrolled in the Xyrem Success Program and is distributed through a single central pharmacy directly to patients. The labeling for Xyrem contains a boxed warning about CNS depression, abuse, and misuse. In controlled clinical trials, the most common adverse reactions seen (incidence ≥ 5% and twice the rate seen with placebo) in Xyrem-treated patients were nausea, dizziness, vomiting, somnolence, enuresis, and tremor.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ future exploration of the deuterium-modified sodium oxybate (D-SXB) technology and development of D-SXB compounds, including C-10323, the future clinical testing of D-SXB to evaluate the compounds’ therapeutic and commercial potential, and the plan to submit an investigational new drug application for C-10323. These forward-looking statements are based on Jazz Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the timing and results of the exploration of the D-SXB technology; the companies’ ability to file an IND for C-10323 as currently contemplated; the uncertainty of clinical success and therapeutic value of D-SXB compounds, including C-10323; the uncertainty of regulatory approval; the difficulty in integrating the D-SXB products into the company’s product portfolio and the possibility that the company may fail to realize the anticipated benefits (commercial or otherwise) from this license; and those risks with respect to research and development and clinical trials detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and future filings and reports by the company, including the Annual Report on Form 10-K for the year ended December 31, 2012. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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SCHEDULE 1.25

D-GHB COMPOUND

“D-GHB Compound” means any and all forms of (a) the compound having the structure of gamma-hydroxybutyrate, which is illustrated below, (b) [**] or (c) any salt, free acid or base, solvate, ester, hydrate, or anhydrous form of any of the foregoing, in each case wherein for a typical sample of such compound, the abundance of deuterium at one or more of the hydrogen atoms thereof is greater than the natural abundance of deuterium.

A D-GHB Compound also includes any solid forms, including crystalline or amorphous forms, co-crystals and polymorphs of any of the foregoing.

SCHEDULE 1.47

JAZZ COMPOUND

“Jazz Compound” means any and all forms of (a) the compound having the structure of gamma-hydroxybutyrate, which is illustrated below, (b) [**] or (c) any salt, free acid or base, solvate, ester, hydrate, or anhydrous form of any of the foregoing, in each case wherein for a typical sample of such compound, (i) the abundance of deuterium at each of the hydrogen atoms thereof is not greater than the natural abundance of deuterium and (ii) the abundance of one or more isotopes of carbon or oxygen at one or more of the carbon atoms or oxygen atoms, respectively, thereof may be less than, the same as, or greater than, the natural abundance of such isotopes.

A Jazz Compound also includes any solid forms, including crystalline or amorphous forms, co-crystals and polymorphs of any of the foregoing.